UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNAL FIXATION SYSTEMS, INC.

Florida
(State or Other Jurisdiction of Incorporation or Organization)

3842
(Primary Standard Industrial Classification Code Number)

20-4580923
(I.R.S. Employer Identification No.)

5901 SW 74th Street, Suite 408
South Miami, FL 33143
(305) 342-9552
(Address and telephone number of principal executive offices)

5901 SW 74th Street, Suite 408
South Miami, FL 33143
(Address of principal place of business or intended principal place of business)

Copy to:

Hank Gracin, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657
 (Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.001 par value per share	706,200 shares	$1.00	$706,200	$50.35

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00007130 of the aggregate offering price.

(4) A Registration fee of $50.35 is being paid with respect to the shares being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2010

PRELIMINARY PROSPECTUS

INTERNAL FIXATION SYSTEMS, INC.

706,200 Shares of Common Stock

This prospectus relates to the resale and other disposition, from time to time, of up to 706,200 shares of our common stock by certain of our stockholders. For a list of selling security holders, please see “Selling Security holders” on page 23 of this prospectus. We issued all of the shares described above in private placement transactions completed prior to the filing of this registration statement.

The shares included in this prospectus may be reoffered and resold directly by the selling security holders in accordance with one or more of the methods described in the plan of distribution, which begins on page 24 of this prospectus. We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at prevailing market prices or privately negotiated prices.  We will pay the expenses of registering these shares.

We intend to apply to have our common stock listed on the OTC Bulletin Board. Our common stock is not traded on any market or securities exchange and there has been no public market for our common stock.  No assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October ___, 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Internal Fixation Systems, Inc., a Florida corporation.

Company Overview

Internal Fixation Systems, Inc ("IFS") is a medical technology company specializing in the manufacture and marketing of generic orthopedic and podiatric surgical implants.  The Company’s products are manufactured at our facilities located in Miami, Florida in accordance with our proprietary manufacturing processes and are used for the treatment of bone fractures such as fractures of the hand and foot.  Our cannulated screws and bone fixation devices have received FDA approval under the premarket notification (501(k) clearance) process.  Our strategy is to offer generically priced surgical implants that are equivalent in quality, design, functionality and materials to those sold by the industry’s top surgical companies.

Our customers range from large enterprises to independent surgeons and our primary customers include (i) doctors that perform surgery in their offices (ii) surgery centers and (iii) hospitals.   At the present time, we sell our products primarily in the State of Florida.

We were incorporated in the State of Florida in March 2006.  Our principal offices are located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143.  Our telephone number is (305) 342-9552.  Information about our products can be obtained from our website www.ifsusa.net.

The Offering

Common stock that may be offered by selling stockholders	706,200 shares

Common stock currently outstanding	2,791,700 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have generated minimal revenue since our inception. If we fail to generate significant revenue from sales of our marketed products, we may never achieve or sustain significant profitability.

For the six months ended June 30, 2010, we had net sales of $61,859 and net loss of $107,693 which was a slight decrease from the prior year comparable period when we generated net sales of $62,773. For the year ended December 31, 2009 we had net sales of $161,607 and net income of $6,014 which was a decrease from the prior year’s net sales of $192,793 and net income of $42,049.  We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company.

As a result of the numerous risks and uncertainties associated with developing medical devices, we are unable to predict the extent of any future net income if at all. Our profitability will depend on revenues from the sale of our marketed products. While we recently began marketing of our products in the United States, we may never achieve significant revenues. Therefore, we cannot provide any assurance that we will maintain profitability or that we will be able to increase profitability on a quarterly or annual basis.

We have a limited operating history.

Because of our limited operating history, we have limited insight into the trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business and financial condition. Any failure to maintain profitability would continue to have an adverse effect on our stockholders’ equity and working capital and could result in a decline in our stock price or cause us to cease operations.

Our cannulated screws generate substantially all of our net revenue. If sales of our cannulated screws were to decline, our net revenue and results of operations would be adversely affected.

If sales of our cannulated screws or other products were to decline because of decreased demand, adverse regulatory actions, patent or trademark infringement claims, failure to protect our intellectual property, manufacturing problems or delays, pricing pressures, competitive factors or any other reason, our net revenue would be significantly impacted, which would negatively affect our business, financial condition and results of operations and may affect our ability to continue operations. To date, substantially all of our revenue has been derived from the sale of our cannulated screws and we anticipate that our cannulated screws and bone fixation devices  will account for a substantial portion of our net revenue for the foreseeable future.

The termination of our relationship with a surgical center customers in which our Chief Executive Officer  had a financial interest and our Chief Financial Officer was a former employee could have a material adverse impact on our sales revenue.

If one of the surgical centers which is a substantial  customer of ours were to cease doing business with us, either because our Chief Executive Officer and Chief Financial Officer are no longer affiliated with it, or for any other reason, our sales revenue could drop significantly.  For the six months ended June 30, 2010, we derived $31,057 (50%) of our net sales from sales to this surgical facility.  For the years ended December 31, 2009 and 2008, we derived $75,612 (39.22%) and $92,685 (57.35%) of our net sales revenue from this facility.

If we are unable to expand our sales, marketing and distribution capabilities or enter into agreements with third parties to market, sell or distribute our products, we may be unable to generate material product revenues.

To the extent that we enter into arrangements with third parties to perform sales and marketing or distribution services, our product revenues are likely to be lower than if we market, sell and distribute our products ourselves. There can be no assurance given that we will be able to successfully commercialize our products by expanding our internal sales and marketing capabilities. If we are unable to expand these capabilities, or it becomes too time-consuming or expensive for us to do so, we will need to contract with third parties to help us market and sell our products. Likewise, if our current distribution capabilities are unable to satisfy customer demand for our products, we will need to contract with third parties to help us perform that function. Currently, our sales and marketing efforts for our products are being coordinated primarily by our Vice President, Sales and Marketing.

Our reliance on single-source suppliers could harm our ability to meet demand in a timely manner or within budget.

Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules. The stainless steel used to produce our products is obtained from two different suppliers located in Indiana.  We generally purchase the stainless steel  through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. While alternative suppliers exist and have been identified, the disruption or termination of the supply of components could cause a significant increase in the cost of these components, which could affect our operating results.

If we do not successfully implement our business strategy, our business and results of operations will be adversely affected.

We may not be able to successfully implement our business strategy. Any such failure may adversely affect our business and results of operations. For example, to implement our business strategy we need to, among other things, develop and introduce new products, provide products at prices that are lower than our competitors and achieve lower manufacturing costs through design improvements, educate health care professionals and administrators about the cost benefits of our orthopedic and podiatric implants, obtain regulatory approval and reimbursement codes for new or significantly modified products and applications and maintain effective marketing and sales efforts domestically and internationally.

The market opportunities that we currently focus on or expect to develop for our products may not remain or become as large as we expect or may not develop at all.

The growth of our business is dependent, in large part, upon the development of market opportunities for our orthopedic and podiatric implants.  We believe that there has been a shift in decision making regarding the use of medical implants from surgeons to hospital administrators.  We currently intend to market our products to hospital administrators and ambulatory surgical centers.  The market opportunities that we expect to exist may not develop as expected, or at all. If the decision making should continue to be controlled by surgeons, our marketing efforts may be misdirected and unsuccessful and  the market opportunity that we thought existed with medical administrators and ambulatory surgical centers may exist to a lesser extent or may not exist at all.

If we are unable to successfully develop and market our products or market our existing products to a broad customer population, we will not remain competitive.

Our future success and our ability to increase net revenue and earnings depend, in part, on our ability to develop and market new products and market our existing products to a broad customer population. For example, certain customers will not buy our screws unless they can be bought as part of a set with the plates that we are currently developing. However, we may not be able to manufacture the new products, such as the plates, needed in a timely and cost effective manner.

Our failure to develop and market new products could have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our current or future products contain undetected errors or design defects or do not work as expected for expanded patient populations, our ability to market these products could be substantially impeded, resulting in lost net revenue, potential damage to our reputation and delays in obtaining market acceptance of these products. We cannot assure you that we will continue to successfully develop and market new or enhanced products or new applications for our existing products.

If we fail to educate physicians and medical administrators as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products, our sales will not grow.

 If physicians and medical administrators do not perceive our products as an attractive alternative to other products and procedures, we will not achieve significant market penetration or be able to generate significant revenues, and our business, operating results and financial condition will be harmed. Although we received regulatory clearance for our screws and fixation devices, our marketed products may not gain market acceptance unless we convince physicians and medical administrators of the benefits of our marketed products. Moreover, even if physicians and medical administrators understand the benefits of our marketed products, they still may elect not to use our products for a variety of reasons.

Convincing physicians and medical administrators to use our products over those of our competitors is challenging and we may not be successful in these efforts. Accordingly, even if our devices are superior to alternative products, our success will depend on our ability to gain and maintain market acceptance for our products.

Because certain of the orthopedic and podiatric conditions that can be treated by our products can also be treated by similar  other medical products produced by our competitors, some of which have a longer history of use and are more widely used by the medical community, acceptance of our products depends, in large part, on our ability to educate the medical community as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products compared to alternative products, procedures and therapies. Physicians may be reluctant to change their medical treatment practices for a number of reasons, including:

•  lack of education of health care professionals and patients about the benefits of our products;
•  our inability to manufacture, market and distribute existing and future products in a cost-effective manner;
•  our inability obtain required regulatory clearances and approvals for new products or significant modifications to existing products.
•  our lack of experience with new products; or
•  our lack of evidence supporting additional patient benefits;

We expect sales of our screws and fixation devices will account for the vast majority of our revenues for at least the next several years

We operate in a very competitive environment.

Certain of our competitors have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have more established reputations with our target customers, as well as global distribution channels that may be more effective than ours. Our competitors may develop and offer technologies and products that are more effective, have better features, are easier to use, less expensive or more readily accepted by the marketplace than ours. Their products could make our technology and products obsolete or noncompetitive. Our competitors may also be able to achieve more efficient manufacturing and distribution operations than we may be able to and  may offer lower prices than we could offer profitably. We may decide to alter or discontinue aspects of our business and may adopt different strategies due to business or competitive factors or factors currently unforeseen, such as the introduction by our competitors of new products or new medical technologies that would make our products obsolete or uncompetitive.

The medical device industry is highly competitive and characterized by rapid change resulting from technological advances and scientific discoveries. We face direct competition from Synthes USA, DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation, Smith & Nephew, Inc., Osteomed, L.P., OrthoPro, Inc., Vilex, Inc. and Nexa Orthopedics, Inc., and face indirect competition from several companies that offer alternative products.

In addition, consolidation in the medical device industry could make the competitive environment more difficult. The industry has recently experienced some consolidation, and there is a risk that larger companies will enter our markets. Consolidation has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important markets as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions. If a group purchasing organization excludes us from being one of their suppliers, our long-term net revenue could be adversely impacted. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide health care industry, which may exert further downward pressure on the prices of our products

Our ability to operate our company effectively could be impaired if we lose members of our senior management team or other key personnel.

Any loss, interruption of the services of, or inability to maintain a favorable relationship with our key personnel, or consultants who provide services, could significantly reduce our ability to effectively manage our operations and meet our strategic objectives, because we may be unable to find an appropriate replacement in a timely manner.  We depend on the continued service of key managerial, and manufacturing personnel, as well as our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations.

We conduct substantially all of our operations at our facilities located in Miami, Florida, and any fire, explosion, violent weather conditions or other unanticipated events affecting our facilities could adversely affect our business, financial condition and results of operations.

Any disruption or other unanticipated events affecting our facilities and therefore our sales, manufacturing, warehousing, research and development and administrative activities would adversely affect our business, financial condition and results of operations. We conduct all of our manufacturing and research and development activities, as well as most of our sales, warehousing and administrative activities, at our facilities in Miami, Florida. Our facilities are subject to the risk of catastrophic loss due to unanticipated events, such as fires, explosions or violent weather conditions. These facilities and the manufacturing equipment that we use to produce our products would be difficult to replace or repair and could require substantial lead-time to do so. For example, if we were unable to utilize our existing manufacturing facility, the use of any new facility would need to be approved by the FDA, which would result in significant production delays. We may also in the future experience plant shutdowns or periods of reduced production as a result of regulatory issues, equipment failure or delays in deliveries. We do not carry insurance for damage to our property and the disruption of our business.  Therefore, any such catastrophe would require us to use existing funds, if any, to replace damaged manufacturing equipment and other equipment at our facilities.

We could become subject to product liability claims that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential product liability risks that are inherent in the manufacturing, marketing and sale of medical devices. We may be held liable if our products cause injury or death or are found otherwise unsuitable or defective during usage. Because our products are designed to be used to perform complex surgical procedures, defects could result in a number of complications, some of which could be serious and could harm or kill patients. The adverse publicity resulting from any of these events could cause physicians or hospitals to review and potentially terminate their relationships with us.

The medical device industry has historically been subject to extensive litigation over product liability claims. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or in adequate amounts. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our marketed products;

•	injury to our reputation;

•	diversion of management’s attention;

•	significant costs of related litigation;

•	payment of substantial monetary awards by us;

•	product recalls or market withdrawals;

•	a change in the design, manufacturing process or the indications for which our marketed products may be used;

•	loss of revenue; and

•	an inability to commercialize product candidates.

If we do not effectively manage our growth, we may be unable to successfully develop, market and sell our products.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. In order to achieve our business objectives, we must continue to grow. However, continued growth presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding our assembly capacity and increasing production through third parties;

•	expanding our sales and marketing infrastructure and capabilities;

•	improving our information systems;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	hiring, training, managing and supervising our personnel.

We cannot be certain that our systems, controls, infrastructure and personnel will be adequate to support our future operations. Any failure to effectively manage our growth could impede our ability to successfully develop,  market and sell our products and our business will be harmed.

The Company’s inability to maintain adequate working relationships with healthcare professionals could have a negative impact on the Company’s future operating results.

If the Company is unable to maintain close working relationships with respected physicians and medical personnel in hospitals, ambulatory surgical centers and universities who assist in product research and development, its ability to market and sell new and improved products could decrease and future operating results could be unfavorably affected.  The Company continues to place emphasis on the development of proprietary products and product improvements to complement and expand its existing product lines.

If we do not introduce new products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change, in certain cases, in ways we may not anticipate because of:

•	evolving customer needs;
•	changing demographics;
•	slowing industry growth rates;
•	declines in the reconstructive implant market;
•	the introduction of new products and technologies;
•	evolving surgical philosophies; and
•	evolving industry standards.

Without the timely introduction of new products and enhancements, our products may become obsolete over time. If that happens, our revenue and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;
•	commercialize new products in a timely manner;
•	manufacture and deliver instruments and products in sufficient volumes on time;
•	differentiate our offerings from competitors’ offerings;
•	achieve positive clinical outcomes for new products;
•	satisfy the increased demands by healthcare payors, providers and patients for shorter hospital stays, faster post-operative recovery and lower-cost procedures;
•	innovate and develop new materials, product designs and surgical techniques; and
•	provide adequate medical education relating to new products.

In addition, new materials, product designs and surgical techniques that we develop may not be accepted quickly, in some or all markets, because of, among other factors:

•	entrenched patterns of clinical practice;
•	the need for regulatory clearance; and
•	uncertainty with respect to third-party reimbursement.

Moreover, innovations generally require a substantial investment in research and development before we can determine their commercial viability and we may not have the financial resources necessary to fund the production. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We may incur additional indebtedness from time to time to finance research and development, including clinical trials, acquisitions, investments or strategic alliances or for other purposes.

We may incur substantial additional indebtedness in the future. Although our outstanding notes, some of which are secured by a lien on all of our assets, contain certain restrictions on us issuing securities, these restrictions do not prohibit us from incurring additional debt.

If we incur additional debt above the levels currently in effect, the risks associated with our leverage would increase.

We are subject to restrictive debt covenants, which may restrict our operational flexibility.

Our promissory notes provide that the issuance of any equity or disposition of any equity is an event of default thereunder unless the proceeds from the sale or disposition are used to pay the outstanding amounts under the notes payables.   Inasmuch as investors typically will only allow their invested funds to be used to grow a company and not to repay debt, this provision may make it more difficult to raise future funds.

Our obligations under our notes payables are secured by substantially all of our assets.

As of September 30, 2010, we had total outstanding loans and notes payable of $941,096.23, of which $225,000 is owed to our Chief Executive Officer and President, and is secured by a lien on all of our assets.  Of such amount $569,500 is due November 2010,  $225,000 is due April 2011 and $146,596.23 is due April 14, 2014

If we become insolvent or are liquidated, or if repayment of any of our outstanding loans is accelerated or we cannot repay such indebtedness when due, the lenders will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments, including the right to foreclose on substantially all of our assets.

Any failure of our management information systems could harm our business and results of operations.

The inability of our management information systems to operate as we anticipate could damage our reputation with our customers, disrupt our business or result in, among other things, decreased net revenue and increased overhead costs. Our business’s rapid growth may continue to place a significant strain on our managerial, operational and financial resources and systems. We depend on our management information systems to actively manage our controlled regulatory and manufacturing documents.  We also depend on our enterprise resource planning system to actively manage our invoicing, manufacturing and inventory planning and quality compliance. We must continually assess the necessity for any upgrades to our information systems. We may not be able to successfully implement any such upgrade. As a result, any such failure could harm our business, financial condition and results of operations.

We may need to raise additional capital in the future, which may not be available to us on acceptable terms, or at all.

Notes in the aggregate principal amount of $569,500 mature in November 2010 and unless the maturity date is extended by the noteholders we will need to raise funds to pay the notes.  If we are unable to access additional capital on terms acceptable to us, we may not be able to fully implement our business strategy, which may limit the future growth and development of our business.  We may require significant additional debt and equity financing in order to implement our business strategy. In particular, our capital requirements depend on many factors, including the amount of expenditures on research and development and intellectual property, new product development and the cash required to service our debt. To the extent that our existing or future capital is insufficient to meet these requirements and cover any losses, we will need to refinance all or a portion of our existing debt, raise additional funds through financings or curtail our growth or reduce our costs. Our ability to raise additional capital will likely depend on, among others, our performance, our prospects, our level of indebtedness and market conditions. Any additional equity or debt financing, if available at all, may be on terms that are not favorable to us. The recent global economic crisis and related tightening of credit markets has made it more difficult and more expensive to raise additional capital. Equity financings could result in dilution to our shareholders, and equity or debt securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital.
Risks Relating to Regulation

Demand for our products may decrease if reimbursement by governmental or other third-party payers is reduced or unavailable in the future.

Demand for our products is partially dependent on whether the hospital or ambulatory surgical center will receive reimbursement from various third-party payers, such as governmental programs (e.g. , Medicare and Medicaid), private insurance plans and managed-care plans. We anticipate that our products will be purchased primarily by hospitals and ambulatory surgical centers, which bill various third-parties, including governmental healthcare programs, such as Medicare, and private insurance plans, for procedures in which our marketed products will be used. Reimbursement is a significant factor considered by hospitals and ambulatory surgical centers in determining whether to acquire new medical devices such as our marketed products. Therefore, our ability to successfully commercialize our products depends significantly on the availability of coverage and reimbursement from these third-party payors. Medicare pays hospitals and ambulatory surgical centers a prospectively determined amount for inpatient operating costs.

At this time, we do not know if hospitals or ambulatory surgical centers will consider third-party reimbursement levels adequate to cover the cost of our products. Furthermore, we do not know if physicians will consider third-party reimbursement levels adequate to compensate them for performing the procedures in which our products are used. Failure by hospitals, ambulatory surgical centers and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our marketed products are used will deter them from purchasing or using our marketed products and limit our sales growth.

The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products. Our cannulated screws currently qualify for reimbursement under Medicare, Medicaid and private insurance programs in the U.S. Congress recently passed, and on March 23, 2010, President Obama signed into law, the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education and Reconciliation Act of 2010 (collectively, the “health care reform laws”), which cause substantial changes to the existing system for paying for health care in the U.S.

While the health care reform laws do not directly prohibit or reduce reimbursement for our products, the laws grant various governmental agencies the authority to monitor health care reimbursement by governmental payers and implement cost-containment measures in order to reduce the overall cost of health care items and services over the next ten years. If legislative or administrative changes to U.S. or international reimbursement practices reduce reimbursement for our products, or if future products that we develop do not ultimately qualify for reimbursement, we may experience an adverse impact on demand for such products and the prices that customers are willing to pay for them. This, in turn, would adversely affect our business, financial condition and results of operations.

If third-party payors deny coverage or reimbursement for procedures using our products, our revenues and prospects for profitability will suffer.

Notwithstanding its regulatory clearance in the United States, third-party payors may deny coverage or reimbursement if the payor determines that the use of our  products are unnecessary, inappropriate, experimental, not cost-effective, or is used for a non-approved indication. In addition, no uniform policy of coverage and reimbursement for medical technology exists among third-party payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor. Any denial of coverage or reimbursement for procedures using our products could have an adverse effect on our business, financial results and prospects for profitability.

Our products could be subject to exclusion from Medicare, Medicaid and other government programs if we do not comply with all applicable standards for reimbursement.

In order to continue receiving reimbursement under Medicare and Medicaid, we must show on a periodic basis that we comply with numerous Medicare supplier standards. These standards generally relate to our methods for filling orders, overseeing delivery of equipment, responding to questions and complaints, maintaining and repairing rental equipment, complying with state and federal licensure and regulatory requirements, honoring product warranties, maintaining a physical address, and maintaining appropriate liability insurance.

Health care legislative or administrative changes may result in cost-containment measures that restrict third-party payer reimbursement practices or otherwise put downward pressure on the price of our products.

Major third-party payors for hospital services in the United States continue to work to contain health care costs. The introduction of cost-containment incentives, combined with closer scrutiny of health care expenditures by governmental agencies, private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital and ambulatory surgical center charges for services performed and products used. The focus on reducing health care costs will likely become even more prevalent in the U.S. due to the health care reform laws’ extension of medical benefits to those who currently lack insurance coverage, as such measures will be funded, in part, through cost-containment efforts.

While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care.

Cost of care could be reduced by lowering the level of reimbursement for medical services or products (including products manufactured and marketed by us), or by restricting coverage (and, thereby, utilization) of medical services or products. If payers reduce the amount of reimbursement for a product, it may cause groups or individuals prescribing the product to discontinue use of the type of treatment offered by the product, to substitute lower cost products or to seek additional price related concessions. In either case, a reduction in the utilization of, or reimbursement for, our products could have a materially adverse impact on our financial performance.

Our financial performance may be adversely affected by medical device tax provisions in the health care reform laws.

The U.S. health care reform laws impose an excise tax on medical device manufacturers in order to offset, in part, the government’s cost of insuring additional individuals. Beginning in 2013, a new section of the tax code will establish an excise tax on all sales of medical devices equal to 2.3% of the price of the device. If efforts to repeal this tax are not successful, and if our products are subject to such tax, the additional expense would adversely affect our profitability and financial condition.

If we fail to comply with the U.S. Federal Anti-Kickback Statute or similar state and foreign anti-fraud laws, we could be subject to criminal and civil penalties and exclusion from Medicare, Medicaid and other governmental programs.

A provision of the U.S. Social Security Act, commonly referred to as the U.S. Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federal health care program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our products are sold in the United States have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by a federal health care program but, instead, apply regardless of the source of payment. A number of states also regulate and require extensive disclosures of financial relationships between device manufacturers and physicians and other health care providers. Violations of the Federal Anti-Kickback Statute or such similar state laws may result in substantial civil or criminal penalties and exclusion from participation in federal or state health care programs. In addition, many foreign governments have equivalent statutes with similar penalties.

The Federal Anti-Kickback Statute has increasingly been used as a basis for claims under the Federal False Claims Act, which imposes liability for the submission of false or fraudulent claims to the federal government. Both the Department of Justice and private whistleblowers, who are permitted to bring claims on behalf of the federal government, have successfully alleged that violations of the Federal Anti-Kickback Statute cause claims to Medicare or Medicaid to be false and fraudulent on the theory that the Anti-Kickback violation precludes the party submitting the claim from truthfully asserting compliance with all applicable laws, which is a condition of payment. Medical device manufacturers have been subjected to substantial monetary sanctions as a result of False Claims Act cases.

All of our financial relationships with health care providers and others who provide products or services to federal health care program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state and foreign laws. We believe our operations are in material compliance with the Federal Anti-Kickback Statute, False Claims Act, and similar state and foreign laws. However, we cannot assure you that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us, could divert management’s attention from operating our business and could prevent health care providers from purchasing our products, all of which could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute, False Claims Act, or similar state or foreign laws, it could have a material adverse effect on our business and results of operations.

Our business will be subject to heightened scrutiny by governmental agencies because of new fraud detection and prevention oversight measures that are part of the health care reform laws.

The new health care reform laws include a number of changes to federal law and enforcement activities intended to detect and prevent fraud by medical device manufacturers and other health care providers. For example, beginning in 2013 our business will be subject to new regulations on transparency and disclosure, particularly relating to company ownership, finances and transactions with health care providers such as hospitals and physicians. Our disclosures under these regulations will be available for public inspection. As a Medicare supplier, we may also be subject to screening requirements, such as licensure checks, unscheduled and unannounced site visits, database checks and other screening measures if certain government agencies determine there to be a risk of fraud, waste or abuse by suppliers of medical devices. These screening procedures will not apply until 2012, unless we are required to revalidate our Medicare enrollment before that time. Additionally, we may be required to implement more aggressive compliance and ethics programs and adopt stricter standards for doing business with government health care programs as a condition of our enrollment in programs such as Medicare and Medicaid. The specific requirements of the new compliance and ethics programs have yet to be determined. We will likely have to devote significant resources, including management attention and financial resources, to ensure compliance with the government’s new fraud-fighting initiatives. Although these new oversight measures are not effective immediately, we must begin implementing policies now in order to ensure that we satisfy our obligations as of the effective date. If we fail to meet the new fraud prevention and detection standards, we may be excluded from participating in government health care programs such as Medicare and Medicaid. If we are unable to participate in government reimbursement programs, there will be a material adverse effect on our business and results of operations.

Our business will be harmed if we fail to obtain necessary clearances or approvals to market our medical devices.

Our products are classified as medical devices and are subject to extensive regulation in the United States by the FDA and other federal, state and local authorities. Similar regulatory review, clearance and approval processes also exist in foreign countries in which our products are marketed. These regulations relate to product design, development, testing, manufacturing, labeling, sale, promotion, distribution, import, export and shipping. Although our cannulated bone screw and metallic bone fastener have received FDA clearance under the premarket notification (510(k) clearance process), we would not be permitted to market a new medical device, or a new use of, or claim for, or significant modification to, our existing products in the United States, without first obtaining either approval of a Premarket Approval Application (“PMA”) or 510(k) clearance from the FDA or demonstrating that an exemption applies. Our cannulated screws have been approved for use in the treatment of bone fractures, such as fractures of the tarsals and metatarsals and for metatarsals and phalangeal osteotomies and arthrodesis of the hand and foot.   Our bone fixation devices are approved for use in the fixation of bone fractures, for bone reconstruction, as guide pins for insertion of other implants or implantation through the skin so that traction may be applied to the skeletal system and the approval specifically states it is not intended for spinal fixation.  The PMA approval process, commonly used for riskier devices such as those which support or sustain life, requires an applicant to demonstrate the safety and efficacy of the device based, in part, on data obtained in clinical trials. The PMA approval process and clinical trials can be expensive and lengthy and entail significant user fees. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and efficacy, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. The 510(k) clearance process usually takes from three to 12 months, but it can take longer.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval to new or modified products that we develop in the future.

Delays in receipt or failures to receive desired marketing clearances or approvals from the FDA or other federal, state or foreign regulatory authorities may adversely affect our ability to market our products and may have a significant adverse effect on our overall business. Moreover, the value of existing clearances or approvals can be eroded if safety or efficacy problems develop.

Modifications to our products may require new regulatory approvals or clearances or may require us to recall or cease marketing our modified products until approvals or clearances are obtained.

Modifications to our products may require new approvals or clearances in the United States and abroad, such as PMA approvals or 510(k) clearances in the United States. The FDA requires device manufacturers to initially make a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification does not significantly affect safety or efficacy or does not represent a major change in its intended use, so that no new U.S. or foreign approval or clearance is necessary. We have made modifications that we determined do not require approval or clearance. However, the FDA can review a manufacturer’s decision, including any of our decisions, and may disagree. If the FDA disagrees and requires new approvals or clearances for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may also be subject to significant enforcement actions.

If we determine that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then we must obtain a new PMA or PMA supplement approval or 510(k) clearance. Where we determine that modifications to our products require a new PMA or PMA supplemental approval or 510(k) clearance, we may not be able to obtain those additional approvals or clearances for the modifications or additional indications in a timely manner, or at all. Delays in obtaining required future approvals or clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

We may fail to comply with continuing post-market regulatory requirements of the FDA and other federal and state authorities and become subject to substantial penalties, or our products may subsequently prove to be unsafe, forcing us to recall or withdraw such products from the market.

Even after product clearance or approval, we must comply with continuing regulation by the FDA and other federal or state authorities, including the FDA’s Quality System Regulation requirements, which obligate manufacturers to adhere to stringent design, testing, control, documentation and other quality assurance procedures during the design and manufacture of a device. We are also subject to medical device reporting regulations in the United States and abroad. For example, we are required to report to the FDA if our products may have caused or contributed to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections to the FDA where the correction was initiated to reduce a risk to health posed by the device or to remedy a violation of the U.S. Food, Drug, and Cosmetic Act caused by the device that may present a risk to health, and we must maintain records of other corrections. The FDA closely regulates promotion and advertising, and our promotional and advertising activities may come under scrutiny. If any medical device reports we file with the FDA regarding death, serious injuries or malfunctions indicate or suggest that one of our products presents an unacceptable risk to patients, including when used off-label by physicians, we may be forced to recall our product or withdraw it from the market.

Any failure to comply with continuing regulation by the FDA or other federal or state authorities could result in enforcement action that may include regulatory letters requesting compliance action, suspension or withdrawal of regulatory clearances or approvals, product recall, modification or termination of product marketing, entering into a consent decree, seizure and detention of products, paying significant fines and penalties, criminal prosecution and similar actions that could limit product sales, delay product shipment and harm our profitability. Any of these actions could materially harm our business, financial condition and results of operations.

The possibility of non-compliance with manufacturing regulations raises uncertainties with respect to our ability to manufacture our products.  Our failure to meet strict regulatory requirements could require us to pay fines, incur other costs or even close our facilities.

The FDA and other federal and state regulatory authorities require that our products be manufactured according to rigorous standards, including, but not limited to, Quality System Regulations, Good Manufacturing Practices and International Standards Organization, or ISO, standards. These federal and state regulatory authorities conduct periodic audits of our facilities and our processes to monitor our compliance with applicable regulatory standards. If a regulatory authority finds that we fail to comply with the appropriate regulatory standards, it may require product validation, new processes and procedures or shutdown of our manufacturing operations. It may impose fines on us or delay or withdraw clearances or other regulatory approvals. If a regulatory authority determines that our non-compliance is severe, it may impose other penalties including limiting our ability to secure approvals or clearances for new products. In addition, many of the improvements we make to our manufacturing process must first be approved or cleared by the FDA and other federal and state regulatory authorities. Our failure to obtain the necessary approvals and clearances may limit our ability to improve the way in which we manufacture our products.

Risks Relating to Our Intellectual Property and Potential Litigation

We may in the future become subject to claims that our products violate the patent or intellectual property rights of others, which could be costly and disruptive to us.

We operate in an industry that is susceptible to significant patent litigation, and in recent years, it has been common for companies in the medical device industry to aggressively challenge the rights of other companies to prevent the marketing of new or existing devices. As a result, we or our products may become subject to patent infringement claims or litigation. Further, one or more of our applications may become subject to interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, or the foreign equivalents thereof to determine the priority of claims to inventions. The defense of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereof, as well as related legal and administrative proceedings, are both costly and time consuming and may divert management’s attention from other business concerns. Any negative outcome could have a material adverse effect on our business, financial condition and results of operations and could:

• subject us to significant liabilities to third parties, including treble damages;
• require disputed rights to be licensed from a third party for royalties that may be substantial;
• require us to cease using such technology; or
• prohibit us from selling certain of our products.

If our intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our intellectual property is essential to our business, and our ability to compete effectively with other companies depends on the proprietary nature of our technologies. Our manufacturing methods enables  us to produce our products in a cost and time efficient manner, allowing us to pass on our savings to our customers and charge reduced prices to our customers for our products.  We do not have patent protection for our manufacturing method or products.  We rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position.  Although we have entered into confidentiality agreements with our employees and independent contractors, there can be no assurance that that such agreements can fully protect our intellectual property, be enforced in a timely manner or that any such employees or consultants will not violate their agreements with us.

Furthermore, we may have to take legal action in the future to protect our trade secrets or know-how, or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to us, and we cannot assure you that such actions will be successful. The invalidation of key proprietary rights which we own or unsuccessful outcomes in lawsuits to protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

If we cannot adequately protect our intellectual property rights, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and, as a result, our business, financial condition and results of operations.

Risks Relating to this Offering and Ownership of Our Common Stock

Because there has not been a public market for our common stock and our stock price may be volatile, investors may not be able to resell their shares

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. Equity research analysts may elect not to provide research coverage of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock.

 A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

Our directors and executive officers will continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.

Based on their beneficial ownership as of September 30, 2010, we anticipate that our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 73.42% of our outstanding common stock following the completion of this offering, Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other significant corporate transactions. These shareholders may have interests that differ from those of our investors, and they may vote in a way with which our investors disagree and that may be adverse to the interests of our investors. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our shareholders.

Dr. Dresnick and Ms. Cattabriga do not currently devote all of their time to our Company.

Acting as our President and Chief Executive Officer is not the sole business activity of Dr. Dresnick nor is Ms. Cattabriga’s sole business activity that of acting as our Chief Financial Officer.  Each of Dr. Dresnick and Ms. Cattabriga have complete discretion to decide how much time they will devote to our business.

Various factors may inhibit a takeover that shareholders consider favorable.

Provisions of our Articles of Incorporation and Bylaws, applicable provisions of Florida law and various other factors may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. The factors that may discourage takeover attempts or make them more difficult include:

• Florida Business Corporation Act: Certain provisions of the Florida Business Corporation Act could discourage business combinations and acquisitions of controlling blocks of our shares. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

• Issuance of Warrants: We have issued warrants to purchase common stock to certain investors that will require us, in the event of a reorganization, reclassification, merger, consolidation, or sale of substantially all of the assets of the Company, to ensure these persons are able to receive the kind and amount of securities or assets upon exercise that they would have been entitled to receive if they had exercised their warrant prior to the occurrence of the event.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

In connection with this filing, we will become obligated to file with the U.S. Securities and Exchange Commission annual and quarterly information and other reports that are specified in the U.S. Securities Exchange Act of 1934. We will also become subject to other reporting and corporate governance requirements the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which will impose significant compliance and reporting obligations upon us.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our management will be required to report on our internal controls over financial reporting under Section 404 commencing in fiscal year 2011. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.

We do not intend to declare dividends on our stock.

We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

Our Shareholders’ Agreement, which contains restrictions on sales of shares and the taking of certain action by us, may hinder our ability to conduct future financings and may result in certain shareholders owning a larger percent of our outstanding shares.

The restrictions on sales of shares of stock in our Shareholders’ Agreement that we entered into in May 2009 with Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Dr. Stephen Dresnick and certain restrictions on corporate action could hinder our ability to conduct future offerings.  The buy sell provisions of such agreement and certain other provisions allowing Dr. Dresnick to acquire the shares of certain shareholders if certain revenue projections are not met, may result in Dr. Dresnick controlling a larger number of shares of our common stock.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets ” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders.

BUSINESS

 Company Overview

Internal Fixation Systems, Inc ("IFS"), is a medical technology company specializing in the manufacture and marketing of generic orthopedic and podiatric surgical implants.  The Company’s products are manufactured at our facilities located in Miami, Florida in accordance with our proprietary manufacturing processes and are used for the treatment of bone fractures such as fractures of the hand and foot.  Our cannulated screws and bone fixation devices have received FDA approval under the premarket notification (501(k) clearance) process.  Our strategy is to offer generically priced surgical implants that are equivalent in quality, design, functionality and materials to those sold by the industry’s top surgical companies.

Our customers range from large enterprises to independent surgeons and our primary customers include (i) doctors that perform surgery in their offices (ii) surgery centers and (iii) hospitals. To date, a substantial amount of our revenue has been derived from sales of products to surgery centers.  At the present time, we sell our products primarily in the State of Florida.

We were incorporated in the State of Florida in March 2006.  Our principal offices are located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143.  Our telephone number is (305) 342-9552. Information about our products can be obtained from our website www.ifsusa.net.

History

We were incorporated in the State of Florida in March 2006.   We started offering our initial product line of 3.0/3.5/4.0 cannulated screws on April 1, 2008 in South Florida and the East Coast of Florida.

Existing Products

We manufacture and market generic orthopedic and podiatric surgical implants.  We have developed our own proprietary custom programming for the CNC Swiss-Turn machines that reduces manufacturing steps, which in turn reduces production times and eliminates post-production processing.  Specifically, we manufacture and market products that are used by orthopedic surgeons and podiatrists to provide an accurate means of setting and stabilizing fractures and for other reconstructive procedures.  They are intended to aid in the healing process.

We currently have FDA approval to manufacture and sell cannulated screws and K-wires. Our bone fixation devices are approved for use in the fixation of bone fractures, for bone reconstruction, as guide pins for insertion of other implants or implantation through the skin so that traction may be applied to the skeletal system, but  not spinal fixation. To date, the only products that we have sold have been our cannulated screws and K-wires.  Cannulated screws are screws that contain a hollowed cavity which allows for precise placement by way of guide wire into the desired location and are typically used in non-elective surgery.  Our screws are generally intended for use for fractures and non-unions of small bones and small fragments, such as the hand, wrist and forefoot.  Our cannulated screws have been approved for use in the treatment of bone fractures, such as fractures of the tarsals and metatarsals and for metatarsals and phalangeal osteotomies and arthrodesis of the hand and foot.  Specifically, they are intended for: (i) fractures of carpals and metacarpals; (ii) carpal and metacarpal arthrodesis; (iii) small fragments of the hand and wrist; (iv) certain metatarsal phalangeal applications; (v) metatarsal and phalangeal osteotomies; and (vi) ligament fixation.

Cannulated screws are classified by size according to their surgical application. We sell several different types of cannulated screws, including: (i) thirty two different 2.0mm cannulated short thread screws; (ii) thirty one different 2.0 mm cannulated long thread screws; (iii) twenty eight different 2.4mm cannulated short thread screws; (iv) twenty six different 2.4 mmm cannulated long thread screws; (v) twenty six different 3.0 mm cannulated short thread screws; (vi) twenty six different 3.0 mm cannulated long  thread screws; (vii) twenty one different 3.5mm cannulated partial thread screws; (viii)twenty one different 3.5 mm cannulated full thread screws; (ix) twenty one 4.0mm cannulated short thread screws; (x) twenty one 4.0 cannulated long thread screws; (xi) thirty two different 2.4mm cannulated headless short thread screws; (xii) thirty two different 2.4mm cannulated headless long thread screws; (xiii) thirty one different 3.0 mm cannulated headless short thread screws; (xiv) twenty nine different 3.0 mm cannulated headless long thread screws; and  (xv) twenty eight different 2.0mm cannulated short thread screws and twenty six different 2.0mm cannulated long thread screws.  We also sell several types of K-wires wire, including threaded and non- threaded.

We are currently developing for sale small cannulated screw and instrument sets, locking mini fragment plates, locking small fragment plates, and locking distal radius plates and corresponding instrument sets.  In August 2010,  we submitted a Premarket Notification (510(k)) to the FDA to cover locking distal radius plate and corresponding instrument sets . We expect to receive FDA approval prior to year end and that these products will be available for sale early next year. `

Overview of IFS

Our sales strategy is to capitalize on the environment of declining reimbursements affecting the orthopedic and podiatric market place by offering high quality cost effective surgical implants that are equivalent in quality, design, functionality, and materials to the current industry “Gold Standards” whose patents have expired.  By manufacturing our own products we believe we can produce quality products inexpensively and sell the products at prices that are attractive and enable  customers to balance their need for quality with pricing.  In addition, since our products are similar to those already used in the industry, our regulatory and approval costs are lower than would be for new, or novel, products first seeking FDA approval.

Economic Environment

Industry Overview

The orthopedic trauma market is divided into three segments- internal fixation, external fixation and long bone stimulation.  The products that we sell fall within the internal fixation segment.  This is the largest segment of the orthopedic trauma market. According to an article published in 2008 by iData Research Inc., in 2007 the market for internal fixation devices was valued at over $1.4 billion and the market value is expected to exceed $2.9 billion by 2014.    More specifically, in 2007 the U.S. market for cannulated screws was valued at $191 million, a 7% increase over the previous year,  and the U.S, market for cannulated screws is expected to reach $290.5 million by 2014. The Cannulated Screw Market is broken down in Small (< 4mm), Medium (4-6mm) and Large (>6mm).  Our screws fall within the small screw category .  The Small Cannulated Screw Market in 2007was valued at  $19 Million, and is projected to be $29 Million by 2014.

The market for cannulated screws is currently dominated by five companies, however, Synthes USA has the largest market share with almost 50% of the market.  The other four companies (DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation, Smith & Nephew, Inc.) account for approximately 39% of the market and various other companies comprising the rest of the market.

An aging population is driving growth in the orthopedic products market. Many conditions that require orthopedic surgery affect people in middle age or later in life. According to the U.S. Consumer Product Safety Commission, football related toe, foot and ankle injuries have been rising since 2003.  In that year there were approximately 49,000 toe, foot and ankle injuries related to football compared to 2007 which included 62,000 injuries.  As the baby boomer population ages and life expectancy increases, the elderly will represent a higher percentage of the overall population. According to a 2007 U.S. Census Bureau projection, the U.S. population aged 55 to 74 is expected to grow at approximately three times the average rate of population growth from 51 million and 18% of the population in 2007 to 76 million and 22% of the population by 2027.

Manufacturing Capabilities

We currently control the manufacturing process from beginning to end. We manufacture our products at our facility located in Miami, Florida. We currently sublease and occupy 2,000 square feet of manufacturing space with the capability of expanding up to 6,000 square feet. The facility sublease continues through March 2011 at a rate of $3,000 per month plus the payment of certain expenses.

We currently have at our facilities two (2) Swiss-Turn CNC Model M16 machines  with bar feeders which produce screws and a Haas CNC Super Mini Milling Machine.which manufactures plates.  We have developed our own proprietary custom programming for the CNC Swiss-Turn machines that reduces manufacturing steps, thus reducing production times and eliminating post-production processing. We lease the machines that are used in our manufacturing process.   We have a capital  lease for one Citizen Swiss-Turn M16 and the Haas CNC Super mini Mill.

We entered into a non-cancellable sublease agreement with a former shareholder for the commercial operating facilities as well one of the Swiss Turn CNC Machines (Manberi Citizen-Cincom, Serial # P15284).    The sublease expires April 1, 2012and requires monthly payments of $5,660.  The other two equipment leases expire in 2014 and require payments of $62,030 for 2010, $57,258 for 2011 through and including 2013 and $35, 316 for 2104.  Payments under the leases have been personally guaranteed by our Chief Executive Officer and President.

Raw Materials

The principal raw materials used in our products is stainless steel.  We use a grade 316L stainless steel for our products which we currently obtain from two suppliers located in the State of Indiana.  We do not have a written agreement with any of our suppliers as we generally purchase the stainless steel through purchase orders rather than long-term supply agreements and therefore have no guarantees of minimum supply quantities.  We also generally do not maintain large volumes of inventory. While alternative suppliers exist and have been identified, the disruption or termination of the supply of components and component assemblies could cause a significant increase in the cost of these components, which could affect our operating results. Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules.

Customers, Marketing and Distribution

To date, our market focus has been in the State of Florida, specifically South Florida and the East Coast of Florida, where we have sold products to: (i) doctors that perform surgery in their offices; (ii) surgery centers; and (iii) hospitals. For the six months ended June 30, 2010 approximately 3% of our revenue is derived from doctors, 76% is derived from surgery centers and 16% is derived from hospitals. The balance has been derived from  revenue from the performance of services.  For the year ended December 31, 2009 approximately 4% of our sales are derived from doctors, 71% is derived from surgery centers and 28% is derived from hospitals.  For the six months ended June 30, 2010 we derived $31,057 (50%) of our net sales from a surgical facility in which two current shareholders have a financial interest.  For the years ended December 31, 2009 and 2008 we derived $75,612 (39.22%) and $92,685 (57.35%)  of our net sales revenue from the same  surgical facility in which two current shareholders have a financial interest. All of our sales revenue to date has been made from direct sales to customers of our cannulated screws.  We have not and do not intend to use distributors for the sale of our products and instead intend to rely upon our own internal sales force which we expect to build over time.   Given sufficient capital and attractive commercial prospects we expect to expand our distribution efforts throughout the United States.  However, establishing a successful sales force will require the expenditure of substantial amounts of capital.

Funding

To date, we have met our financing needs through private sale of shares of our common stock and other equity securities and loans from investors.  If our revenue from sales is not sufficient to meet our ongoing expenses we will need additional financing.

RESEARCH AND DEVELOPMENT

During the year ended December 31, 2009 and December 31, 2008 our research and development costs were $24,000 and $16,500, respectively, all of which was included in cost of sales.   From January 1, 2010 until June 30, 2010 our research and development costs were $12,650.  Inasmuch as we typically manufacture products that are substantially equivalent to products that have already been approved by the FDA, our research and development costs are a small percentage of our expenses.

COMPETITION

The medical device industry is highly competitive. We face direct competition from Synthes USA, DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation, Smith & Nephew, Inc., Osteomed, L.P., OrthoPro, Inc., Vilex, Inc. and Nexa Orthopedics, Inc., and face indirect competition from several companies that offer alternative products. Certain of our competitors have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have more established reputations with our target customers, as well as global distribution channels that may be more effective than ours.

The medical device industry is characterized by rapid change resulting from technological advances and scientific discoveries. Our competitors may develop and offer technologies and products that are more effective, have better features, are easier to use, less expensive or more readily accepted by the marketplace than ours. Their products could make our technology and products obsolete or noncompetitive. Our competitors may also be able to achieve more efficient manufacturing and distribution operations than we may be able to and may offer lower prices than we could offer profitably. We may decide to alter or discontinue aspects of our business and may adopt different strategies due to business or competitive factors or factors currently unforeseen, such as the introduction by our competitors of new products or new medical technologies that would make our products obsolete or uncompetitive.

In addition, consolidation in the medical device industry could make the competitive environment more difficult. The industry has recently experienced some consolidation, and there is a risk that larger companies will enter our markets. Consolidation has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important markets as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions. If a group purchasing organization excludes us from being one of their suppliers, our long-term net revenue could be adversely impacted. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide health care industry, which may exert further downward pressure on the prices of our products

TRADEMARKS AND PATENTS

We regard our trade secrets, proprietary technologies and similar intellectual property as important to our success and we rely on trade secret protection and confidentiality agreements with employees, customers and suppliers and others to protect our proprietary rights.   We do not have patent protection for our manufacturing method or products.   The steps we take to protect our proprietary rights in our intellectual property may not be adequate to prevent misappropriation of our intellectual property.

REGULATION

We are subject to government regulation in the countries in which we conduct business. In the U.S., numerous laws and regulations govern all the processes by which medical devices are brought to market. These include, among others, the Federal Food, Drug and Cosmetic Act and regulations issued or promulgated thereunder. The FDA has enacted regulations that control all aspects of the development, manufacture, advertising, promotion and post market surveillance of medical products, including medical devices. In addition, the FDA controls the access of products to market through processes designed to ensure that only products that are safe and effective are made available to the public.

The division of the FDA responsible for orthopedic implants and other implantable devices is the Center for Devices and Radiologic Health.  Before medical devices can be sold in the United States they have to go through the FDA review process, either Pre market approval for devices that are fairly new or the 501(k) review which is designed for devices that are similar to those currently on the market.

All of our products fall into FDA classifications that require the submission of a Premarket Notification (510(k)) to the FDA. This process requires us to demonstrate that the device to be marketed is at least as safe and effective as, and that is, substantially equivalent to, a legally marketed device. We must submit information that supports our substantial equivalency claims. Before we can market any new device, we must receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States. The FDA has the authority to: halt the distribution of certain medical devices; detain or seize adulterated or misbranded medical devices; or order the repair, replacement or refund of the costs of such devices. There are also certain requirements of state, local and foreign governments that we must comply with in the manufacture and marketing of our products.

Further, we are subject to various federal and state laws concerning healthcare fraud and abuse, including false claims laws and anti-kickback laws. These laws are administered by, among others, the U.S. Department of Justice, the Office of Inspector General of the Department of Health and Human Services and state attorneys general. Many of these agencies have increased their enforcement activities with respect to medical device manufacturers in recent years. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the United States, exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration (VA) health programs.

Our facilities and operations are also subject to complex federal, state, local and foreign environmental and occupational safety laws and regulations, including those relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the clean-up of properties by pollutants. We do not expect that the ongoing costs of compliance with these environmental requirements will have a material impact on our consolidated earnings, capital expenditures or competitive position.

Employees

As of August 31, 2010, we had no full time employees and seven people paid as if they were consultants.   We currently expect to hire approximately eight employees over the next 12 months, which will cause us to incur additional costs.

Property

Our principal office is located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143. This space consists of approximately 1,100 square feet.   We lease this space on a month-to-month basis at a price of $1,900 per month. We believe these facilities are adequate to serve our present needs. Our products are manufactured at our facility located at 10100 NW 116th Way, Suite 18, Miami, Florida. We currently occupy 2,000 square feet of manufacturing space with the capability of expanding up to 6,000 square feet. We entered into a non-cancellable sublease agreement with a former shareholder for the commercial operating facilities.  The facility sublease continues through March 2011 at a rate of $3,000 per month plus the payment of certain expenses.

Legal Proceedings

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

We intend to have  our common stock listed on the OTC Bulletin Board. Our common stock is not traded on any market or securities exchange and there has been no public market for our common stock.  No assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange

Holders

As of September 30, 2010, there were approximately 74 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. We do not anticipate having any earnings from which to pay dividends in the foreseeable future and currently intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending December 31, 2009.

Sales of Unregistered Securities

The following information sets forth certain information with respect to all securities which we have sold since inception, other than the securities issued to our initial shareholders in connection with our formation and initial funding.  We did not pay any commissions in connection with any of these sales.

From February 2010 through July 2010, we issued 644,500 shares of our common stock to 28 investors as part of a bridge loan.  The promissory notes issued in connection with the bridge loan bear interest at an annual rate of 9% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note.    These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010 we issued warrants exercisable for 100,000 shares of common stock at an exercise price of $.20 per share as part of a bridge loan.  The warrants expire in March 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering

In May 2010, we issued 1,520,000 shares to 4 individual investors for consideration of $76,000.    These shares were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the common stock did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In May 2010, we issued 480,000 shares to 1 individual in exchange for services.  These shares were issued in reliance upon Section 4(2) of the Act. The offering and sale of the common stock did not involve a public offering.  This offering was done with no general solicitation or advertising.   The offering was made to an insubstantial number of persons. In addition, the  investor had the necessary investment intent as required by Section 4(2) since he agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In August 2010 we issued warrants exercisable for 225,000 shares of common stock at an exercise price of $.20 per share as part of a loan.  The warrants expire on October 1, 2012. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010, we issued 155,500 shares to 44 individual investors for consideration of $57,500.    These shares were issued in reliance upon Section 4(2) of the Act and Regulation D promulgated thereunder.  The offering and sale of the common stock did not involve a public offering and the conditions to Regulation D were met. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010 we issued options exercisable for an aggregate of 985,000 shares of  our common stock to 9 employees and consultants.  All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 are exercisable at an exercise price of  $1.00 per share. Of such options, options exercisable for (i) 150,000 share of our common stock expire on October 1, 2012,(ii) 100,000 shares of our common stock expire on March 15, 2013, (iii) 610,000 shares of our common stock expire on October 1, 2013 and (iv) 125,000 shares of our common stock expire on January 14, 2015. These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In October 2010, we issued options exercisable for 235,000 shares of common stock at an exercise price ranging from $.20 to $1.00 to 8 employees and consultants for services rendered. The options expire at various dates from October 2012 until January 2015.  These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Financial Operations Overview

We have only recently commenced operations and have generated only minimal revenues.  Our principal business activities to date have been the sale of our cannulated screws.  From our inception to December 31, 2009, we have retained earnings of $24,222.

Since inception, we have financed our operations from the sale of common stock and other securities and  loans from investors and related parties. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.
We may need to raise additional money in order to establish a sales network for the manufacture and distribution of our products and to advertise such products. In addition, we will need to hire personnel to run our day to day operations. We plan to obtain the necessary funds through a combination of revenue derived from sales of products and if needed, an offering of our securities. If we are unable to obtain this additional working capital, or if we encounter unexpected expenses, we may not have enough working capital to implement our business plan.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Subtopic 105-10, Generally Accepted Accounting Principles ("FASB ASC 105-10").  This Standard establishes an integrated source of existing authoritative accounting principles to be applied by all non-governmental entities and is effective for interim and annual periods ending after September 15, 2009.  The adoption of FASB ASC 105-10 by us did not have a material impact on the financial statements and only resulted in modifications in accounting reference in the footnotes and disclosures.

Fair Value of Financial Instruments

We calculate the fair value of our assets and liabilities which qualify as financial instruments and include this additional information in the notes to financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since these instruments bear market rates of interest.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  We maintain deposits in a South Florida financial institution, which is insured by the U.S. Federal Deposit Insurance Corporation ("FDIC").

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts.  The allowance is based on management's estimate of the amount of accounts receivable that will actually be collected.  Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is remote.

Inventory

Our inventory consists primarily of raw materials, manufactured and purchased finished goods available for sale. Inventory is valued at the lower of cost or market determined by the weighted average method.  Inventory that we estimate will not be used within the next business cycle is considered non-current inventory.

Property and Equipment

Property and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred with improvements and betterments capitalized. Upon disposition, original asset cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized. Depreciation expense is computed using the straight-line method over related assets estimated useful lives for financial statement purposes.  All of the assets in service have a 5 year estimated useful life.

Intangible Asset

We capitalize costs associated with legal fees paid in connection with obtaining approval of the Food and Drug Administration (FDA) for the sale of the medical devices.  The license is valid indefinitely.  As cash flows are expected to continue indefinitely, in accordance with ASC 350, the license is determined to have an indefinite useful life.

Impairment of Long-Lived Assets

We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. Assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. FASB ASC 350, Goodwill and Other Intangibles Assets, (“ASC 350") addresses the accounting for goodwill and other intangible assets. Under ASC 350, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment, or sooner if there is an indication of impairment.

Capital Lease Obligations

Certain long-term lease transactions relating to the financing of equipment are accounted for as capital leases. Capital lease obligations reflect the present value of future rental payments, less an interest amount implicit in the lease.

A corresponding amount is capitalized as property and equipment, and depreciated over the individual asset’s estimated useful life.

Revenue and Cost Recognition

We recognize a sale and related cost of sale when products are either shipped to surgical centers or upon notification of product usage from on-site and/or our sales representative. Unit costs are determined by an average of annual direct production costs allocated over actual units produced.

Shipping and Handling Charges

We report shipping and handling fees charged to customers as part of net sales and the associated expense as part of cost of sales.

Income Tax Matters

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to temporary differences in depreciation calculated for book and tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when assets or liabilities are recovered or settled.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the income tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

FASB ASC Topic 740 (formerly known as FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109), clarifies the accounting and recognition for income tax positions taken or expected to be taken in the our income tax returns was adopted by the us in 2009.

Our tax positions remain subject to examination by major tax jurisdictions for the years 2009, 2008 and 2007. As of December 31, 2009, we have no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Results of Operations

Six months ended June 30, 2010 Compared to six months ended June 30. 2009

Revenue - During the six months ended June 30, 2010 as compared to the six months ended June 30, 2009, our revenue was fairly constant.  During the six months ended June 30, 2010, we generated net sales of $61,859 all of which was attributable to the sale of our cannulated screws.   During the same period of 2009, we had net sales of $62,773, all of which was also attributable to the sale of our cannulated screws.

Cost of sales - For the six months ended June 30, 2010, cost of sales increased approximately 60% to $27,158 as compared to $16,921 for the six months ended June 30, 2009. The increase in cost of sales was primarily attributable to an increase in the weighted average cost per screw from $37.38 per screw for the six months ended June 30, 2009 to $44.29 per screw for the six months ended June 30, 2010  ($5,560 overall increase) and an increase in cost of goods purchased for resale ($4,677 increase). Overall costs incurred ($80,226 increase) that are considered in the weighted average inventory valuation method are contract labor costs ($12,866 increase), rent expense ($15,000 increase), raw material purchases ($19,296 increase), insurance expenses ($5,381 increase), depreciation and amortization costs ($25,272 increase) and repairs  and maintenance ($7411 increase) and a decrease in property taxes ($5,000 decrease) contributing to the overall increase in inventory of $509,443 for the six months ended June 30, 2010 as compared to $352,049 for the six months ended June 30, 2009 ($157,394 increase).  Cost of sales as a percentage of net sales was approximately 44% for the six months ended June 30, 2010 as compared to approximately 27% for the six months ended June 30, 2009.  Gross profit decreased approximately 24% to $34,701 for the six months ended June 30, 2010 as compared to $45,852 for the six months ended June 30, 2009.

Expenses- Our expenses for the six months ended June 30, 2010 increased 151% to $85,335 as compared to $33,996 for the six months ended June 30, 2009.  The primary expenses for the six months ended June 30, 2010 were professional fees of $28,772, commission of $24,830, telephone expenses of $4,841 and office supplies and expenses of $6,416.

Operating loss for the six months ended June 30, 2010 was $50,634 as compared to a profit of $11,856 for the six months ended June 30, 2009.  The decrease was a direct result of the increase in expenses.  Operating loss for the six months ended June 30, 2010 was further increased by an increase in interest expense of $65,075 for the six months ended June 30, 2010 as compared to no income expense for the six months ended June 30, 2009.  The increase in interest expense was the result of an increase in debt.   Net loss for the six months ended June 30, 2010 was $107,693 as compared to net income of $10,705 for the six months ended June 30, 2009.

Year ended December 31, 2009 Compared to year ended December 31, 2008

Revenue- During the year ended December 31, 2009, we generated net sales of $161,607, all of which is attributable to the sale of our cannulated screws.  During the same period of 2008, we had net sales of $192,793.  The decrease in net sales of approximately 16.18% was the result of reduced sales efforts while we awaited the completion of our manufacture of a full assortment of cannulated screws and bone fixation devices to be available for sale.

Cost of sales for the year ended December 31, 2009 was $45,095 as compared to $44,384 for the year ended December 31, 2008.  Cost of sales as a percentage of net sales was approximately 28% for the year ended December 31, 2009 as compared to approximately 23% for the year ended December 31, 2008. Gross profit decreased approximately 21% to $116,512 for the year ended December 31, 2009 from $148,409 for the year ended December 31, 2008.

Expenses - Our total general and administrative expenses for the year ended December 31, 2009 was $84,445 as compared to $85,738 for the year ended December 31, 2008. The general and administrative expenses for the year ended December 31, 2009 were primarily attributable to sales commission which were $36,504 and to a lesser extent professional fees of $13,281, telephone expenses of $8,047, bad debt expense of $5,125 and depreciation expense of $4,750.   The general and administrative expenses for the year ended December 31, 2008 were primarily attributable to sales commissions which were $52,659, and to a lesser extent, bad debt expense of $8,913, depreciation expense of $5,562, telephone expense of $5,344 and office supplies and expense of $5,166.

Operating income for the year ended December 31, 2009 decreased approximately 49% from $32,067 from $62,671 for the year ended December 31, 2008.  The decrease was a direct result of the decrease in sales.  Operating income for the year ended December 31, 2009 was reduced by interest expense of $28,707 for the year ended December 31, 2009 as compared to $13,136 for the year ended December 31, 2008. The increase in interest expense was the result of an increase in debt.   Net income for the year ended December 31, 2009 decreased approximately 86% to $6,014 from $42,049 for the year ended December 31, 2008.

Liquidity and Capital Resources

At June 30, 2010 we had cash and cash equivalents of $332,073 as compared to $2,096 at June 30, 2009.   At June 30, 2010 we had a working capital deficit of $332,038.  At December 31, 2009 we had cash and cash equivalents of $4,750 as compared to $0 at December 31, 2008.  Our working capital at December 31, 2009 was $322,302.  For the year ended December 31, 2009 our cash used in operating activities was $214,341.  Our primary sources and uses of cash from operating activities for the year ended December 31, 2009 was income from operations, adjusted for noncash items of income and expense such as depreciation expense, deferred income taxes, bad debt and interest on bridge financing loan and other adjustments which included:

•	An increase in licenses and security deposit and increase in inventory related to increased sales
•	An increase in accounts payable related to increased purchases of inventory in anticipation of increased sales
•	A decrease in accounts receivable

Net cash used in investing activities for the twelve months ended December 31, 2009 was $31,708, all of which was attributable to the purchase of equipment.

Net cash provided by financing activities was $573,372 which included $644,500 from notes payable issued in connection with certain bridge financing, which was offset by $21,299 used to make capital lease payments and $49,829 used to make payments of related party loans and notes payable.

Net sales

To date, the revenue that we have generated has been minimal. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months.  Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan.  We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our advertising and marketing campaign, and our research and development efforts and fees in connection with regulatory compliance and corporate governance. The actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Our continued operations in the long term will depend on whether we are able to generate sufficient revenue from operations or raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs.

We entered into a non-cancellable sublease agreement with a former shareholder for the commercial operating facilities as well one of our Swiss Turn CNC Machines (Manberi Citizen-Cincom, Serial # P15284).    The sublease expires April 1, 2012and requires monthly payments of $5,660.  During the years ended December 31, 2009 and 2008 we expended $89,000 and $38,000 under the facility and equipment sub lease agreements.   Our future minimum lease payments required under our sublease are as follows: 2010 $103,932; 2011 $76,932; and 2012 $16,983.

 We also have capital lease obligations for two other pieces of equipment  that expire in 2014 as follows: 2010 $62,030; 2011 $57,258; 2012 $57,258; 2013 $57,258 and 2014 $30,647.

In addition, we have several notes payable outstanding with aggregate principal balances of $941,096.23 as of September 30, 2010.   Of such amount, $569,500 is due in November 2010, $225,000 is due in April 2011 and $146,596.23 is due in April 2014. These notes bear interest at rates ranging from 6% per annum to 9% per annum.  Certain of the notes ($100,000) which are issued to our Chief Executive Officer are convertible into shares of our common stock at a conversion price of $.20 per shares upon a transaction where we merge with, are acquired by or become a publicly traded company.

We have based our estimates on assumptions that may prove to be wrong. As previously stated, we may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
Stephen Dresnick, MD, FACEP	59	President, Chief Executive Officer, and Chairman

Laura Cattabriga, MBA	41	Chief Financial Officer

Christopher D. Endara,	40	Vice President, Engineering, Quality and Regulatory Affairs, Director
Kenneth C. West	38	Vice President, Sales and Marketing, Director

Matt Endara	38	Vice President, Sales and Corporate Strategic Planning, Director
The background of our directors and executive officers is as follows:

Stephen Dresnick, MD, FACEP, Chairman, Chief Executive Officer and President

Stephen J. Dresnick, M.D. has been our Chairman, Chief Executive Officer and President since April, 2009.  Dr. Dresnick founded Sterling Healthcare Group, Inc. ("Sterling") in 1987, a firm engaged in providing physician practice management services to hospital based emergency departments. In 1992, Sterling placed #6 on the Inc. 500 Companies List. After becoming a public company in 1994, Sterling had a follow-on offering of its securities in 1995 which raised approximately $25 million. Sterling was acquired in November 1996 by FPA in a stock transaction worth approximately $220 million. In March 1998, Dr. Dresnick was requested to and assumed the positions of Chief Executive Officer and President of FPA and led the company through its reorganization and restructuring under Chapter 11 bankruptcy proceedings. In May 1999, FPA's plan of reorganization was confirmed and the company was subsequently sold to Coastal Emergency Physicians and renamed PhyAmerica. In 2004 Dr. Dresnick bought PhyAmerica out of its Bankruptcy sale and renamed the company Sterling Healthcare. The company was sold in 2009 to a private equity firm. In 2008 Dr. Dresnick was chosen to head Rachlin, LLP’s healthcare advisory group. Rachlin, prior to its recent merger with Marcum & Kliegman LLP was the largest regional accounting firm in the Southeast United States. Since the beginning of 2009, Dr. Dresnick has been involved with his own healthcare consulting company, “Dresnick Healthcare Advisors.”

In 1996, Dr. Dresnick was recognized as Florida's Healthcare Entrepreneur of the Year by Ernst and Young, USA Today, and NASDAQ.

Laura Cattabriga, MBA, Chief Financial Officer

Laura Cattabriga has been our Chief Financial Officer since April 2010.  Since January 2009. Ms Cattabriga has been an Engagement Principal at Dresnick Healthcare Advisors, whose clients include hospitals, outpatient medical centers, physician practices and startup medical product companies.  From 2008 until 2009, Ms. Cattabriga served as Director of Business Development for SURGEM of Florida where her primary responsibility was for recruiting new investors for the company’s Ambulatory Surgical Centers in Florida.  From 2007 until 2008, she served as the Business Development Representative for Reliance Pathology Partners and Oral, Head and Neck Laboratory.  From 2005 until 2007, she was a freelance consultant focusing on small and emerging businesses, helping companies to grow their businesses, increase revenues and implement organizational improvements.

Ms. Cattabriga has a Masters Degree in International Business and Development from George Washington University in Washington, DC and is an Accredited Associate of the Institute for Independent Business.

Christopher D. Endara, Vice President, Engineering, Quality and Regulatory Affairs and Director

Christopher D. Endara has been our Vice President of Engineering, Quality, and Regulatory Affairs on a part time basis since our inception and on a full time basis since October 1, 2010.  Mr. Endara has over 18 years of experience in the medical device industry in R&D, manufacturing, process development, quality, and regulatory affairs From 2000 until 2008, he served as the Principal Product and Process Development Engineer for endoscopy and cardiology divisions of Boston Scientific Corporation. From 1997 until 2000, Mr. Endara served as Staff Engineering Leader for new products and process development for the pacemaker division of St. Jude Medical (formerly Telectronics Pacing Systems).

Kenneth C. West, Vice President, Sales and Marketing and Director

Kenneth C. West has been our Vice President of Sales and Marketing for Internal Fixation Systems on a part time basis since our inception and on a full time basis since October 1, 2010 and is responsible for driving growth and profitability. From January 2009 until September, 2010 Mr. West served as a clinical sales manager for Trans1 Inc.  From January 1, 2008 until January 1, 2009 he served as a sales manager for Round Table Medical, an authorized distributor for Trans1 Inc.  Mr. West also worked at Nexa Orthopedics from January 1, 2007 until January 1, 2008.  From January 2004 until January 2007, he served as a territory manager for Miami Florida for Synthes USA and Synthes spine.

Matt Endara, Vice President, Sales and Corporate Strategic Planning and Director

Matthew J. Endara has been our Vice President of Sales and Corporate Strategic Planning on a part time basis since our inception and on a full time basis since October 1, 2010. Mr. Endara brings with him 14 years of healthcare and entrepreneurial business experience. Prior to October 2010, Mr Endara joined GE Healthcare where he served as a PeriOp Sales Representative responsible for selling anesthesia machines and patient monitors.  From 2002 until 2007, he served as a sales representative for Synthes USA.   From 1996 until 2001 Mr. Endara served as a sales manager at Physician Sales & Service.

ADVISORY BOARD

The Advisory Board is composed of prominent bone surgeons who can provide the Company with advice on product design and development. In addition, members of the Advisory Board can assist the Company by teaching and giving lectures on techniques which incorporate the Company’s products.

Robert P. Dunne, DPM, Fellow, ACFAS

Dr. Dunne has served as a member of the IFS Advisory Committee since October 2009. DR. Dunne is a graduate of the Dr. William M. Scholl College of Podiatric Medicine; Chicago, Illinois.  He completed his Podiatric Surgical Residency at Mountain Home Veteran’s Association; Johnson City, Tennessee in 1992.

After a preceptorship at the prestigious Pennsylvania College of Podiatric Medicine. Dr. Dunne opened up his current practice at the Lake Washington Foot and Ankle Center; Melbourne, Florida. Dr. Dunne became Board Certified by the American College of Foot and Ankle Surgeons in August 1997 and was inducted as a Fellow, of the  American College of Foot and Ankle Surgeons, that same year.

Dr. Dunne has been an Investigator on a number of clinical studies and currently serves on the National Advisory Board of Surgical Centers of America

Dr. Jaime Carbonell, Chairman, Advisory Committee

Dr. Carbonell has been a Director and member of the IFS Advisory Committee since the inception of the Company. Dr. Carbonell is a graduate of Barry University School of Podiatric Medicine where he was on the Dean’s list three years in a row. Dr. Carbonell, has been in private practice since 1998. He serves as the Director of the Podiatric residency Program at Jackson South Hospital and is a member of the Adjunct Clinical Faculty at Barry University, School of Podiatric Medicine. Dr. Carbonell is Board Certified in Foot Surgery and has been elected to be a Fellow, American College of Foot and Ankle Surgeons.

DIRECTORS

Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders following their election.  To date, none of our directors have received any compensation from us, whether in the form of cash or securities, for their service as directors.

Audit Committee

Our board of directors currently serves as our audit committee. The audit committee is responsible for recommending independent auditors and reviewing management actions in matters relating to audit functions. The committee reviews, with independent auditors, the scope and results of its audit engagement, the system of internal controls and procedures and reviews the effectiveness of procedures intended to prevent violations of laws.

The audit committee, will consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

 Our board of directors does not have an “audit committee financial expert,” within the meaning of that phrase under applicable regulations of the Securities and Exchange Commission, serving on the audit committee. The board of directors believes that each member is financially literate and experienced in business matters and is capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that no audit committee member has obtained these attributes through the experience specified in the SEC's definition of “audit committee financial expert.” Further, as is the case with many small companies, it would be difficult for us to attract and retain board members who qualify as “audit committee financial experts,” and competition for such individuals is significant. The board of directors believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

EXECUTIVE COMPENSATION

During the year ended December 31, 2009 and 2008, we did not pay any compensation to any of our executive officers other than Kenneth West, who was paid sales commission during the year ended December 31, 2008 of $51,600 related to sales of our cannulated screws and sales commission of $5,330 during 2010.  During the year ended December 31, 2009 and 2008, we did not issue any options or shares of restricted stock to any officers or directors in connection with their employment or service to the Company and there are no outstanding equity awards as of December 31, 2009.

Employment Agreements

Effective October 1, 2010, we entered into an employment agreement with Stephen Dresnick for a term of two years, subject to two additional one year extension at our sole option.   Mr. Dresnick is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Mr. Dresnick will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Five Hundred Fifty Dollars ($550) per month.  Mr. Dresnick was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one half vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Dresnick’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. Dresnick will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Laura Cattabriga for a term of two years, subject to two additional one year extension at our sole option.   Ms. Cattabriga is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Ms. Cattabriga will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Five Hundred Fifty Dollars ($550) per month.  Ms. Cattabriga was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one half vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Ms. Cattabriga’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Ms. Cattabriga will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition  and non- disclosure provisions

Effective October 1, 2010, we entered into an employment agreement with Alberto Ruiz for a term of three years, subject to two  additional one year extension at our sole option.   Mr. Ruiz is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Mr. Ruiz will receive an annual salary of Ninety Six Thousand Dollars ($96,000).  Mr. Ruiz was also issued an option to purchase Seventy Five Thousand (70,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one quarter vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Ruiz’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. Ruiz will be entitled to receive accrued salary only through the termination date The agreement also contains non-competition  and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Kenneth West for a term of three years, subject to two  additional one year extension at our sole option.   Mr. West is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our  business.  The agreement provides that Mr. West will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month.  Mr. West was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one-third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. West’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. West will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary.  The agreement also contains non-competition and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Christopher Endara for a term of three years, subject to two additional one year extension at our sole option.   Mr. Endara is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Mr. Endara will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month.  Mr. Endara was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one-third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Endara’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. Endara will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition  and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Matthew Endara for a term of three years, subject to two  additional one year extension at our sole option.   Mr. Endara is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Mr. Endara will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month.  Mr. Endara was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one- third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Endara’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. Endara will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition and non- disclosure provisions.

We currently maintain agreements with our other employees that contain confidentiality provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2010, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by each director, executive officer and shareholder who owns more than 5% of the outstanding shares.

We determine beneficial ownership based on the rules of the Securities and Exchange Commission.  In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days.  Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially owned.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class

Stephen Dresnick(2)	480,000	17.20%

Laura Cattabriga(3)	24,000	.86%

Christopher D. Endara	460,000	16.48%

Kenneth C. West	485,000	17.38%

Matt Endara	460,000	16.48%

Jaime Carbonell	140,000	5.02%

Total	2,049,000	73.42%

All executive officers and directors as a group (six persons)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Does not include (i) any shares of stock issuable upon conversion of a convertible promissory note issued to Mr. Dresnick, which provides for conversion of the face amount of the note ($100,000) and all accrued interest into shares of our common stock a conversion price of $.20 per shares upon a transaction where we merge with, are acquired by or become a publicly traded company or (ii) 125,000 shares of our common stock issuable upon exercise of warrants that were issued to Mr. Dresnick in connection with the issuance of a promissory note. The warrants are exercisable at an exercise price of $.25 upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company. The warrants expire 24 months after the closing of any such transaction.
(3)	Of such shares, 20,000 are owned by Ms. Cattabriga’s husband, and 4,000 are owned by her minor children.

SELLING SECURITY HOLDERS

 The shares to be offered by the selling security holders were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling security holders the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders after any sales made pursuant to this prospectus because the selling security holders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term “selling security holder” or “selling security holders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. There are no shares of common stock subject to options, warrants and convertible securities.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Adarve, Diego	2,000	2,000	0	0
Amundson, Henry	5,000	5,000	0	0
Beauperthuy, Gilbert	30,000	30,000	0	0
Becht, Jason	3,500	3,500	0	0
Bell, Daniel	2,000	2,000	0	0
Bess, Stephen	25,000	25,000	0	0
Bevins, Michael	2,000	2,000	0	0
Blum, Addison	2,000	2,000	0	0
Blum, Lilly	2,000	2,000	0	0
Blum, Noah M.	2,000	2,000	0	0
Borkowski, Nancy	1,000	1,000	0	0
Borkowski, Michael	1,000	1,000	0	0
Bromson, Mark	100,000	100,000	0	0
Butaric, Frank	2,000	2,000	0	0
Cole, Richard	50,000	50,000	0	0
Connerth, David	2,000	2,000	0	0
Cortina, Armando	5,000	5,000	0	0
Cromer, Marilyn	1,000	1,000	0	0
Cruz, Carlos	1,000	1,000	0	0
Damus, Alfred	10,000	10,000	0	0
Dunne, Robert	50,000	50,000	0	0
Easley, Troy	2,000	2,000	0	0
Falk, Glen	5,000	5,000	0	0
Ferio, Charley	2,000	2,000	0	0
Ghawi, George	2,000	2,000	0	0

Ghawi, Lisa	1,000	1,000	0	0
Ghawi, Richard	1,000	1,000	0	0
Grossman, Jon	2,500	2,500	0	0
Kolettis, George	100,000	100,000	0	0
Levy, Brian	3,000	3,000	0	0
Lopez, Christopher	3,000	3,000	0	0
Mai, David	2,000	2,000	0	0
Mai, Adam	2,000	2,000	0	0
Marcus, Steven	1,000	1,000	0	0
May, Lawrence	60,000	60,000	0	0
Mills, Bill	5,000	5,000	0	0
Moskowitz, Evan	25,000	25,000	0	0
Moskowitz, Ian	25,000	25,000	0	0
Moskovitz, Larry	5,000	5,000	0
Moskowitz, Neal	2,500	2,500	0
Newbauer, Allison	1,000	1,000	0	0
Oliva, Francisco	200	200	0	0
Quinn, Hugh	75,000	75,000	0	0
Rivera, Mario	5,500	5,500	0	0
Rivera, Michael	2,000	2,000	0	0
Rivero, Ricardo	9,000	9,000	0	0
Salcedo, William	1,000	1,000	0	0
Salcedo, Janice	1,000	1,000	0	0
Salcedo, Jason	1,000	1,000	0	0
Salcedo, Lauren	1,000	1,000	0	0
Selner, Robert	40,000	40,000	0	0
Solomon, Scott	2,500	2,500	0	0
Steinlauf, Steven	1,000	1,000	0	0
Steinlauf, Stacey	1,000	1,000	0	0
Tinsley, Robert W.	2,000	2,000	0	0
Titus, Stacey S. Littlepage	2,000	2,000	0	0
Titus, Justin	2,000	2,000	0	0
Titus, Emma	2,000	2,000	0	0
Vu, Valeria	2,000	2,000	0	0
Wass, Norman	2,500	2,500	0	0
Williams, Norman	5,000	5,000	0	0
Total	706,200	706,200	0	0%

*	less than 1%

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS

Other than as indicated below, none of the selling stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

DETERMINATION OF THE OFFERING PRICE

There is currently no trading market for our common stock. The price in this prospectus was arrived at by evaluating our recent sales of unregistered securities and the overall valuation of our company.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; or

• any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers -dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Upon our company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We were formed in March 2006 by five individuals who were our initial officers and shareholders who received an aggregate of 1,000 shares of common stock in consideration of their capital contribution of $100 per share and had entered into a shareholders’ agreement with respect to such shares.   In May 2009, one of the original shareholders, who through a company owned by him had advanced cash to us, paid for certain equipment leases and sublet office and manufacturing space to us,  agreed to relinquish his shares of common stock but to continue to allow us to sublease office and manufacturing space.  In addition, we entered into a rental agreement with a company controlled by such former officer and shareholder for the lease of a machine.   At the same time, Stephen Dresnick was elected our President.  Mr. Dresnick was issued 240 shares of common stock in consideration of his investment of $24,000 and a revised shareholders agreement (the “Shareholders’ Agreement”) was entered into among the four remaining shareholders and Stephen Dresnick.

 In May 2009, we entered into the Shareholders’ Agreement with Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Dr. Stephen Dresnick (the “Shareholders”).  The Shareholders Agreement contains certain restrictions on sales of shares of our stock by the Shareholders and certain restrictions on corporate action, each of which could hinder our ability to conduct future offerings.   The Shareholders’ Agreement provides that all sales of shares are subject to a right of first refusal by the Shareholders and us and prohibits any other sale, transfer or assignment of shares held by a party to the agreement without the prior consent of a majority of the other shareholders who are party to the agreement.  Upon death of any Shareholder, we are obligated to purchase their shares with the proceeds of certain insurance policies the premiums of which shall be paid by us.  In addition, if certain revenue projections are not met, Dr. Dresnick has the right to purchase from the other Shareholders their shares.  The Shareholders’ Agreement provides that Dr. Dresnick will advance cash to fund our business plan which has been agreed to by all of the Shareholders and that such advances are solely at the discretion of Dr. Dresnick. Any such advances shall be considered a loan which shall accrue interest at 12% per annum. If Dr. Dresnick shall fail to provide certain funding, the other Shareholders have the right to purchase his shares. The Shareholders’ Agreement also provides that the certain  actions,  cannot be taken without the consent of the holders of a majority of the shares held by the Shareholders including , without limitation,, amending  the shareholder’s agreement or bylaws, changing the number or composition of directors, declaring a dividend, incurring debt in excess of $5,000, issuing additional shares of stock or securities, selling substantially all of our assets, acquiring, forming or funding affiliates or subsidiaries, dissolving or liquidating, filing for bankruptcy, making loans, increasing or decreasing the authorized number of shares or changing their rights, admitting  additional shareholders.

Several current and former shareholders made advances and loans to us in the aggregate amount of $404, 504 and $214,078 at December 31, 2009 and December 31, 2008.

For the six months ended June 30, 2010 we derived $31,057 (50%) of our net sales revenue from a surgical facility where two current shareholders have a financial interest.  For the years ended December 31, 2009 and 2008 we derived $92,685 (   57%) and $75,612 (39%) of our net sales revenue from a surgical facility where two current shareholders have a financial interest.  If the shareholders were to no longer be affiliated with us or the surgical center, our relationship with the surgical center and our ability to sell products to such surgical center could be terminated.

A current shareholder, director and officer of the Company, Kenneth West, had earned sales commission during the year ended December 31, 2008 of $51,600 related to sales of our cannulated screws and sales commission of $5,330 during 2010.

We have issued two promissory notes to Stephen Dresnick, our Chief Executive Officer, one in the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000) (the “$125,000 Note”) and the other in the principal amount of One Hundred Thousand Dollars ($100,000) (the “$100,000 Note”).  Both notes bear interest at a rate of 9%. The principal amount and all accrued interest on the $125,000 Note is due within ten days of the date we merge with, are acquired by or become a publicly reporting company.  In the event that such a transaction is not consummated by October 31, 2010, the principal and accrued interest of the $125,000 note is payable by April 30, 2011 and the other note is payable within fifteen days of October 31, 2010.   The face amount and accrued interest on the $100,000 Note is convertible into shares of our common stock a conversion price of $.20 per shares upon a transaction where we merge with, are acquired by or become a publicly traded company.  Both Notes provide that the issuance of any equity securities by us is an event of default if we sell or issue any securities and do not use the proceeds to repay the balance due under the notes.  In connection with the issuance of the $100,000 Note, Mr. Dresnick was issued warrants exercisable for 125,000 shares of our common stock at an exercise price of $.25 upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company.  The warrants expire 24 months after the closing of any such transaction.

On January 25, 2010 we issued a note in the principal amount of Twenty Five Thousand Dollars ($25,000) to Ken West, our Vice President of Sales and Marketing.  The note bears interest at the rate of 9% per annum and is due on December 15, 2010.

On February 3, 2010 we issued a note in the principal amount of Twenty Thousand Dollars ($20,000) to Laura Cattabriga, our Chief Financial Officer.  The note bears interest at the rate of 9% per annum and is due December 15, 2010.

Chris Endara, Matt Endara and Ken West have each have been advanced money from the Company during 2010 and each has signed a promissory note dated September 1, 2010 which calls for them to make interest payments at 5% annually. The terms of each note is interest only through August 31, 2011, and then $500 per month of principal payments each month through August 31, 2013. The remainder of principal owed, along with any unpaid interest is due and payable in full by August 31, 2013.

DESCRIPTION OF SECURITIES

Authorized Capital and Outstanding Shares

We are authorized to issue 10,000,000 shares of stock,. As of September 30, 2010 we had 2,791,700 shares of common stock outstanding.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Dividends

We have not paid any dividends on our common stock.  The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.  The payment of any dividends will be within the discretion of our board of directors.  It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

Our Shareholders’ Agreement, which contains restrictions on sales of shares and the taking of certain action by us, including issuance of dividends, may hinder our ability to conduct future financings and may result in certain shareholders owning a larger percent of our outstanding shares.

Notes

As of September 30, 2010, we had outstanding notes in the principal amount of $941,096.23, of which $569,500 is due in November 2010, $225,000 is due in April 2011 and $146,596 is due in April 2014.  Of such amount $225,000 is owed to our Chief  Executive Officer and $25,000 is owed to our Vice President of Sales and Marketing.

Warrants

We have issued warrants outstanding that are exercisable for 325,000 shares of our common stock.  The warrants range in exercise price from $.10 per share to $1.00 per share (100,000 at $.10 per shares and 225,000 at $.20 per share) and expire between October 1, 2012 and January 14, 2 015.  Of such amount, warrants exercisable for 125,000 shares of our common stock at an exercise price of $.20 per share were issues in connection with the issuance of the $100,000 Note to Dr. Dresnick.  The warrants are exercisable upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company.  The warrants expire 24 months after the closing of any such transaction.

Options

As of September 30, 2010 we have issued options exercisable for an aggregate of 985,000 shares of  our common stock to 9 employees and consultants.  All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 are exercisable at an exercise price of  $1.00 per share. Of such options, options exercisable for (i) 150,000 share of our common stock expire on October 1, 2012,(ii) 100,000 shares of our common stock expire on March 15, 2013; (iii) 610,000 shares of our common stock expire on October 1, 2013; and (iv) 125,000 shares of our common stock expire on January 14, 2015.

Shares Eligible For Future Sale

We currently have 2,791,700 shares of our common stock outstanding, all of which are restricted securities.   Of the 2,791,700 shares, 57,000 shares will become eligible for sale under Rule 144 upon the earlier of February 2011 or 90 days after we become a reporting company under the Securities Exchange Act of 1934.   Of the outstanding shares 2,029,000 are held by executives, directors and their affiliates and are restricted under Rule 144 and therefore, may only be sold in the public market in compliance with the rule.

Rule 144

In general, under Rule 144, a person who is one of our affiliates and has beneficially owned those shares of common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of our shares of common stock then outstanding, which is expected to equal approximately 27,907 shares and

•	the average weekly trading volume of our common stock on the Amex during the four calendar weeks before a notice of the sale on SEC Form 144 is filed.

Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of certain public information about us.

A person who is not one of our affiliates, and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, may sell the shares proposed to be sold according to the following conditions:

•
if the person has beneficially owned the shares for at least six months, including the holding period of any prior owner other than an affiliate, the shares may be sold, subject to continued availability of current public information about us; and

•	if the person has beneficially owned the shares for at least one year, including the holding period of any prior owner other than an affiliate, the shares may be sold without any

Transfer Agent

Our transfer agent is Corporate Stock Transfer.

EXPERTS

The financial statements for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Mallah Furman & Co. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Mallah Furman & Co. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Florida Business Corporation Act. The rights accruing to any person under our Bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

 The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP. New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. It is our intent to become a reporting company under the Securities Exchange Act of 1933, as amended, upon effectiveness of this prospectus.  You may obtain reports, proxy statements and other information filed by Internal Fixation Systems, Inc. with the Securities and Exchange Commission  at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning Internal Fixation Systems, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

INTERNAL FIXATION SYSTEMS, INC.

FINANCIAL STATEMENTS

JUNE 30, 2010 AND 2009

C O N T E N T S

PAGE

Contents	F-1

Financial Statements:

Balance Sheets	F-2

Statements of Operations	F-3

Statements of Changes in Stockholders' Equity	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 - F-14

INTERNAL FIXATION SYSTEMS, INC.
BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30,	December 31,
CURRENT ASSETS	2010	2009

Cash	$332,073	$4,750
Accounts receivable, net of allowances of $14,636, and
$13,196 at June 2010 and December 2009, respectively	29,386	39,339
Inventory	329,273	121,584
Deferred tax assets, net	-	4,962
Prepaid expenses	1,117	1,214
Total current assets	691,849	171,849

PROPERTY AND EQUIPMENT, net	330,830	333,873

OTHER ASSETS
Deferred offering costs	29,464	-
Inventory, non-current	180,170	230,465
Licenses and security deposit	16,991	16,991

TOTAL ASSETS	$1,249,304	$753,178

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$59,869	$43,907
Capital lease obligations, current portion	44,747	45,740
Loans and notes payable - related parties	354,675	404,504
Notes payable - bridge loan financing	590,288	-
Total current liabilities	1,049,579	494,151

OTHER LIABILITIES
Capital lease obligations, less current portion	160,095	180,401
Deferred tax liability	678	13,656

TOTAL LIABILITIES	1,210,352	688,208

STOCKHOLDERS' EQUITY
Common stock, $.05 par value; 10,000,000 shares
authorized, 2,544,500 shares issued and outstanding at
June 2010 and 2,000,000 shares issued and outstanding
at December 2009	127,225	100,000
Additional paid in capital	71,198	16,748
Less: stock subscriptions receivable	(76,000)	(76,000)
(Accumulated deficit) retained earnings	(83,471)	24,222

TOTAL STOCKHOLDERS' EQUITY	38,952	64,970

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,249,304	$753,178

The accompanying notes are an integral part of these financial statements.

F-1

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30,

	(Unaudited)	(Unaudited)
	2010	2009

Sales, net	$61,859	$62,773

Cost of sales	27,158	16,921

Gross profit	34,701	45,852

Selling, general and administrative expenses
Sales commission	24,830	17,124
Professional fees	28,772	3,500
Telephone	4,841	4,200
Bad debts	1,440	-
Depreciation	2,276	2,375
Office supplies and expenses	6,416	1,418
Travel	3,067	1,464
Utilities	1,480	932
Advertising and marketing	2,854	144
Computer and internet	2,897	1,189
Other expenses	1,405	718
Bank service charges	2,778	577
Meals and entertainment	889	144
Dues and subscriptions	1,390	211
Total selling, general and administrative expenses	85,335	33,996

Operating (loss) income	(50,634)	11,856

Other expense
Interest	65,075	-

(Loss) income before taxes	(115,709)	11,856

Benefit (provision) for income taxes	8,016	(1,151)

Net (loss) income	$(107,693)	$10,705

Basic and diluted (loss) earnings per share:
Basic and diluted (loss) earnings per share	$(0.048)	$0.005

Weighted average shares outstanding:
Basic and diluted shares outstanding	2,244,444	2,000,000

The accompanying notes are an integral part of these financial statements.

F-2

INTERNAL FIXATION SYSTEMS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

				Stock
	Common Stock		Additional	Subscriptions	(Accumulated Deficit)
	Shares	Amount	Paid In Capital	Receivable	Retained Earnings	Total

Balance, January 1, 2010	2,000,000	$100,000	$16,748	$(76,000)	$24,222	$64,970

Shares issued in connection
with bridge-loan financing	544,500	27,225	54,450			81,675

Net loss	-	-	-	-	(107,693)	(107,693)

Balance, June 30, 2010	2,544,500	$127,225	$71,198	$(76,000)	$(83,471)	$38,952

The accompanying notes are an integral part of these financial statements.

F-3

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,

	(Unaudited)	(Unaudited)
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(107,693)	$10,705
Adjustments to reconcile net income (loss) to net cash
used by operating activities:
Amortized interest on bridge loan financing	27,463	-
Bad debt expense	1,440	-
Deferred income tax benefit	(8,016)	(4,600)
Depreciation expense	34,751	9,578
Changes in operating assets and liabilities:
Accounts receivable	8,513	22,993
Inventory	(157,394)	(160,345)
Prepaid expenses	97	112
Deferred offering costs	(29,464)	-
Licenses and security deposit	-	(9,000)
Accounts payable and accrued expenses	15,962	8,003

NET CASH USED BY OPERATING ACTIVITIES	(214,341)	(122,554)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(31,708)	(23,117)

NET CASH USED BY INVESTING ACTIVITIES	(31,708)	(23,117)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - bridge loan financing	644,500	-
Net proceeds from (payment of) loans and notes
payable - related parties	(49,829)	190,426
Payment of capital lease obligations	(21,299)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	573,372	190,426

NET INCREASE IN CASH	327,323	44,755

CASH - Beginning	4,750	-

CASH - Ending	$332,073	$44,755

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$15,167	$-

Non-cash investing and financing activities -

Purchase of equipment through capital lease obligations	$-	$189,230

Value of shares issued in connection with bridge loan financing	$81,675	$-

The accompanying notes are an integral part of these financial statements.

F-4

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1.       BASIS OF PRESENTATION

Description of Business

Internal Fixation Systems, Inc. ("the Company") was organized and incorporated under the laws of the State of Florida in 2006, with operations commencing during 2007. The Company's headquarters are located in Medley, Florida, where it conducts the majority of its operations. The Company is principally engaged in manufacturing a full range of generically priced FDA approved orthopedic and podiatric surgical implants intended for small bone fixation – extremity surgery.

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Operating results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

Certain information and footnote disclosure normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. These unaudited financial statements and related notes should be read in conjunction with the financial statements and notes for the year ended December 31, 2009.

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Subtopic 105-10, Generally Accepted Accounting Principles ("FASB ASC 105-10").  This Standard establishes an integrated source of existing authoritative accounting principles to be applied by all non-governmental entities and is effective for interim and annual periods ending after September 15, 2009.  The adoption of FASB ASC 105-10 by the Company did not have a material impact on the financial statements and only resulted in modifications in accounting reference in the footnotes and disclosures.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since these instruments bear market rates of interest.

F-5

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1.        BASIS OF PRESENTATION (continued)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Net Income (loss) per share

Basic earnings per share amounts are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted per share amounts reflect, the potential dilution that could occur if securities, options or other contracts to issue common stock were exercised or converted into common stock. At June 30, 2009 and 2010 there were no stock options or warrants which would be considered dilutive.

Intangible Asset

The Company capitalizes costs associated with legal fees paid in connection with obtaining approval of the Food and Drug Administration (FDA) for the sale of the medical devices.  The license is valid indefinitely.  Total fees of $7,991 were paid through June 30, 2010 and December 31, 2009. As cash flows are expected to continue indefinitely, in accordance with ASC 350, the license is determined to have an indefinite useful life.

Capital Lease Obligations

Certain long-term lease transactions relating to the financing of equipment are accounted for as capital leases. Capital lease obligations reflect the present value of future rental payments, less an interest amount implicit in the lease.

A corresponding amount is capitalized as property and equipment, and depreciated over the individual asset’s estimated useful life

Income Tax Matters

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to temporary differences in depreciation calculated for book and tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences,

F-6

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1.        BASIS OF PRESENTATION (continued)

Income Tax Matters (continued)

which will either be taxable or deductible when assets or liabilities are recovered or settled.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the income tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”).  FASB Statement No. 109 has been codified in ASC Topic 740[-10].  ASC Topic 740[-10] contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC Topic 740[-10].  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.  The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.  ASC Topic 740[-10] did not result in any adjustment to the Company’s provision for income taxes.

NOTE 2.        INVENTORY

The Company’s inventory consists primarily of a full range of finished cannulated screws, purchased guide wires and tools for use in surgical operations and also includes a nominal amount of raw materials, in total amounting to $509,443 and $352,049 as of June 30, 2010 and December 31, 2009, respectively.  A portion of the Company’s inventory is maintained at selected customer surgery centers as well as with travelling sales representatives.  At June 30, 2010 and December 31, 2009, $180,170 and $230,465, respectively, of inventory is classified as non-current, as the amount is not expected to be sold in the next business cycle.

NOTE 3.        PROPERTY AND EQUIPMENT

Depreciation and amortization expense for the six months ended June 30, 2010 and 2009 were $34,751 and $9,578, respectively.  Of these amounts, $1,856 and $460, respectively, were included within Cost of Goods Sold, $2,276 and $2,375, respectively, were included within selling, general and administrative expenses, and the respective balances were capitalized within inventory.

F-7

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 4.        COMMITMENTS AND CONTINGENCIES

Operating leases

The Company entered into non-cancelable sub-lease agreements with a former shareholder for its commercial operating facilities, located in Medley, Florida, and for certain manufacturing equipment. These sub-leases were executed during June 2009, in connection with this shareholder’s separation from the Company. Prior to such separation, the former shareholder contributed monthly rental value of the premises as they are contained within the larger space utilized and leased to his 100% owned company. The facilities sub-lease term continues through March 2011 at the rate of $3,000 monthly, plus a proportionate share of tenant expenses.

The master equipment lease began during 2007 and continues through March 2012. The Company has been making required monthly payments of $5,661 without formal agreement, however beginning June 2009 this arrangement was formalized and will continue concurrently with the master lease. The Company is required to provide insurance and pay property taxes allocated to the sub-leased equipment.

Sub-lease expenditures under these agreements amounted to $51,961 and $36,966 for the six months ended June 30, 2010 and 2009, respectively.

The following is a schedule of future minimum lease payments required under these sub-leases agreements as of June 30, 2010:

Amount
2010 (six months)	$51,966
2011	76,932
2012	16,983
$145,881

Capital lease obligations

The Company leased manufacturing equipment under capital leases with terms extending through 2014. The cost of such equipment, which was placed in service during 2010, was $287,596. Depreciation of $21,960 was charged for this equipment in the accompanying statement of operations.

Assets acquired under these capital leases are presented in property and equipment n the accompanying balance sheets.

F-8

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 4.        COMMITMENTS AND CONTINGENCIES (continued)

Capital lease obligations (continued)

Future minimum payments required under capital leases are as follows:

Amount
2010 (six months)	$28,629
2011	57,258
2012	57,258
2013	57,258
2014	35,316
235,719
Less amounts representing interest	(30,877)
Present value of minimum lease payments	204,842
Less: current portion	(44,747)
Capital lease obligations, net of current portion	$160,095

Contingencies

The Company is periodically subject to claims and lawsuits arising in the ordinary course of business. At the time and to the extent liability is determined probable, litigation claims are recorded in the accompanying financial statements.

NOTE 5.        LOANS AND NOTES PAYABLE – RELATED PARTIES

From its inception, a now-former shareholder, through his 100% owned company, advanced funds without stated interest to cover operating and product development costs for the Company. Certain repayments were made, leaving an unpaid and unsecured balance of $185,000 at December 31, 2008. In connection with this shareholder’s agreement to separate from the Company, dated June 2009 and including execution of certain sub-lease agreements, the above outstanding loan was formalized into an amortizing promissory note, payable $3,577 monthly, including annual interest at 6%, maturing May, 2014. Maturities of this note are as follows: 2010 - $17,290 (six months), 2011 - $36,152, 2012 - $38,353, 2013 - $40,689 and 2014 - $14,112. Interest was imputed on these advances for the period before separation amounting to $16,748, which was converted to additional paid in capital.

At various times during 2008, 2009, and 2010 another Company shareholder advanced unsecured, interest-bearing funds, at 12% per annum. Net advances from this shareholder were $208,079 and $209,293 at June 30, 2010 and December 31, 2009, respectively. During December 2009, $100,000 was formalized into an unsecured, convertible (at offer price – see below) promissory note with interest at 9%. Additionally, during January 2010, remaining advances were converted into a separate note in the amount of $125,000, also bearing interest at 9%. Subsequent to June 30, 2010,

F-9

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 5.        LOANS AND NOTES PAYABLE – RELATED PARTIES (continued)

warrants to purchase 125,000 shares of company stock, at $.20 per share, were issued in connection with this note. Such warrants expire October 2012 and are valued based on the Black-Scholes Pricing Model. Principal and any accrued interest on these notes are expected to be repaid during the year ended December 31, 2010, unless converted into shares of the company. Accordingly, these balances are reported in current liabilities in the accompanying balance sheets.

NOTE  6.       BRIDGE LOAN FINANCING

The Company raised $544,500 from a number of individuals with the issuance of separate promissory notes during the period January 1, 2010 through June 30, 2010. The terms of all such notes are virtually identical other than amounts and dates entered into, as follows: principal due by December 15, 2010, interest is payable quarterly at 9%; and as additional consideration, one share of Company common stock was issued for each one dollar of principal amount of the loan.

During March 2010, one bridge lender provided $100,000 in financing, under the same terms noted above, but in lieu shares of common stock the lender received 100,000 warrants to purchase shares at $.10 per share, expiring March 2013.  The value of these warrants was determined via the Black-Scholes Pricing Model and recorded as a discount against the loan.

In connection with the shares issued with this financing, it was determined that a fair value of each share was $.15, requiring the Company to record a discount on the loans of $81,675, with such value recorded as an equity issuance. During the period ended June 30, 2010 amortization of the discount amounted to $27,463 and is reported in the accompanying statement of operations.

NOTE 7.        EQUITY

During April 2010, the Company amended its Articles of Incorporation to increase its authorized number of shares from 1,000 to 10,000,000, effective December 31, 2009.  This amendment changed each share’s par value from $100 to $.05 (2,000 : 1) with  the effect being reported in the accompanying balance sheets at June 30, 2010 and December 31, 2009.

See Note 6 for shares issued and equity recorded in connection with bridge loan financing.

NOTE  8.       WARRANTS AND OPTIONS

During the six months ended June 30, 2010, the Company issued warrants to purchase shares, as noted above. Additionally, options to purchase 50,000 and 100,000 shares, exercisable at $.20 were also issued, expiring March 2013 and January 2015, respectively.

F-10

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE  8.       WARRANTS AND OPTIONS (continued)

Subsequent to June 30, 2010, additional warrants for 100,000 shares, exercisable at $.20, were issued to an officer and options to purchase 835,000 shares, also exercisable at $.20, were issued to various individuals, including 750,000 to officers. If not exercised, most of these options expire October 2013.

A summary of the change in outstanding and exercisable stock options for the six months ended June 30, 2010 and the year ended December 31, 2009 is as follows:

			Weighted
		Weighted	Average
	Outstanding	Average	Remaining
	Options	Exercise Price	Contractual Life
Balance, December 31, 2009	-	$-	-
Options issued	150,000	0.2000	3.32 years
Balance, June 30, 2010	150,000	$0.2000	3.32 years

The balance of outstanding and exercisable common stock options as of June 30, 2010 is as follows:

Number of		Remaining
Options		Contractual Life
Outstanding	Exercise Price	(Years)
150,000	$ 0.2000	3.32
150,000

A summary of the change in common stock purchase warrants during the six months ended June 30, 2010 and the year ended December 31, 2009 is as follows:

			Weighted
		Weighted	Average
	Outstanding	Average	Remaining
	Options	Exercise Price	Contractual Life
Balance, December 31, 2009	-	$-	-
Options issued	100,000	0.1000	2.75 years
Balance, June 30, 2010	110,000	$0.1000	2.75 years

F-11

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE  8.       WARRANTS AND OPTIONS (continued)

The balance of outstanding and exercisable common stock purchase warrants as of June 30, 2010 is as follows:

Number of		Remaining
Options		Contractual Life
Outstanding	Exercise Price	(Years)
100,000	$ 0.1000	2.75
100,000

NOTE  9.        RELATED PARTY TRANSACTIONS

As disclosed elsewhere, current and former shareholders made various advances and loans to the Company. The Company subleases facilities and equipment from related parties, under which the Company paid and recorded expenses of approximately $52,000 and $37,000, respectively.

Additionally, a significant portion of product sales were made to a South Florida surgical center where two current shareholders have had financial interests. Sales to this center, at prices similar to other customers, amounted to $31,057 and $15,486 for the six months ended June 30, 2010 and 2009, respectively.

Several shareholders, both current and former, have provided personal services or contributed facilities at no expense to the Company. These contributions have not been valued and, accordingly, are not reported in the accompanying financial statements. One current shareholder earned commissions amounting to $5,330 for his sales activities during 2010.

NOTE 10.      INCOME TAXES

For the periods ended June 30, 2010 and 2009 the components of income taxes are as follows:

	Benefit (provision)

	2010	2009
Current - federal	$-	$(986)
- state	-	(91)
	-	(1,077)

Deferred - federal	5,039	(63)
- state	2,977	(11)
	8,016	(74)

Benefit (provision) for income taxes	$8,016	$(1,151)

F-12

INTERNAL FIXATION SYSTEMS, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 10.      INCOME TAXES (continued)

The reconciliation of income tax (benefit) expense computed at the Federal statutory tax rate to the provision for income taxes is as follows:

	2010		2009
Tax (benefit) expense at the statutory rate	$	(41,001)	$1,049
State income tax (benefit) expense, net of federal benefit		(2,977)	102
Valuation allowance on deferred tax asset		35,962	-
	$	(8,016)	$1,151
Effective tax rate		6.6%	9.7%

The tax effects of significant items that give rise to deferred taxes are:

	June 30,	December 31,
	2010	2009
Current deferred tax assets:
Net operating loss carryforward	$30,189	$-
Bad debt allowance	5,503	4,962
Deferred tax assets	35,692	4,962
Less: Valuation allowance	(35,692)	-
Total deferred tax assets	-	4,962
Non-current deferred tax liability:
Depreciation	(678)	(13,656)
Net deferred tax liability	$(678)	$(8,694)

Consistent with the provisions of ASC Topic 740, “Income Taxes,” the Company regularly estimates its ability to recover deferred tax assets and establishes a valuation allowance against deferred tax assets that is  determined to be “more-likely-than not” recoverable.  This evaluation considers several factors, including an estimate of the likelihood of generating sufficient taxable income in future periods over which temporary differences reverse, the expected reversal of deferred tax liabilities, past and projected taxable income and available tax planning strategies.  A combined (federal and state) tax rate, with a maximum of 37.6%, was used to calculate the deferred taxes presented in the accompanying balance sheets.

At June 30, 2010, the Company had a net operating loss carry-forward totaling approximately $80,000 which is available to offset future income.

The Company’s tax positions remain subject to examination by major tax jurisdictions for the years 2009, 2008 and 2007. As of June 30, 2010, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

F-13

NOTE 11.     CONCENTRATION AND CREDIT RISK

During the six months periods ended June 30, 2010 and 2009, the Company had revenues from one and three significant customers, respectively, each of which exceeded 10% of the Company’s total revenues. These revenues amounted to $31,000 and $43,000 for the six months ended June 30, 2010 and 2009, respectively.

The Company extends credit to its customers in the normal course of business and generally requires no collateral on such credit sales.

NOTE 12.      SUBSEQUENT EVENTS

The date to which events occurring after June 30, 2010, the date of the most recent balance sheet, have been evaluated for possible adjustment to the financial statements or disclosure is September 30, 2010 which is the date on which the financial statements were available to be issued.

At various dates through September 2010, additional interest-bearing bridge loan funding was provided to the Company by certain individuals, in varying amounts, totaling approximately $100,000.  Along with each loan, the Company issued one share of common stock for each one dollar of principal amount of the loan. Additionally, during September 2010, the Company issued 147,200 shares of its common stock at prices ranging from $.10 to $.50 per share.

F-14

INTERNAL FIXATION SYSTEMS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

C O N T E N T S

PAGE

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheets	F-2

Statements of Income	F-3

Statements of Changes in Stockholders' Equity	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 - F-14

F-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Internal Fixation Systems, Inc.

We have audited the accompanying balance sheets of Internal Fixation Systems, Inc. (“the Company”) as of December 31, 2009 and 2008, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internal Fixation Systems, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Mallah Furman P.A.

Fort Lauderdale, Florida
August 17, 2010

INTERNAL FIXATION SYSTEMS, INC.
BALANCE SHEETS
DECEMBER 31,

CURRENT ASSETS	2009	2008

Cash	$4,750	$-
Accounts receivable, net of allowances of $13,196, and $9,091 for years 2009 and 2008	39,339	51,516
Inventory	121,584	191,704
Deferred tax assets	4,962	7,821
Prepaid expenses	1,214	1,326
Total current assets	171,849	252,367

PROPERTY AND EQUIPMENT, net	333,873	65,631

OTHER ASSETS
Inventory, non-current	230,465	-
Licenses and security deposit	16,991	7,991

TOTAL ASSETS	$753,178	$325,989

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$43,907	$35,904
Capital lease obligations, current portion	45,740	-
Loans and notes payable - related parties	404,504	214,078
Total current liabilities	494,151	249,982

OTHER LIABILITIES
Capital lease obligations, less current portion	180,401	-
Deferred tax liability	13,656	21,115

TOTAL LIABILITIES	688,208	271,097

STOCKHOLDERS' EQUITY
Common stock, $100 par value; 1,000 shares authorized, issued and outstanding	100,000	100,000
Additional paid in capital	16,748	12,684
Less: stock subscriptions receivable	(76,000)	(76,000)
Retained earnings	24,222	18,208

TOTAL STOCKHOLDERS' EQUITY	64,970	54,892

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$753,178	$325,989

The accompanying notes are an integral part of these finanial statements.

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008

Sales, net of discounts of $39,345 and $54,526, respectively	$161,607	$192,793

Cost of sales	45,095	44,384

Gross profit	116,512	148,409

Selling, general and administrative expenses
Sales commission	36,504	52,659
Professional fees	13,281	-
Telephone	8,047	5,344
Bad debts	5,125	8,913
Depreciation	4,750	5,562
Office supplies and expenses	3,845	5,166
Travel	2,984	430
Utilities	2,152	1,386
Registration fees	2,008	3,557
Computer and internet	1,389	812
Other expenses	1,375	811
Bank service charges	1,171	940
Meals and entertainment	1,113	158
Dues and subscriptions	701	-
Total selling, general and administrative expenses	84,445	85,738

Operating income	32,067	62,671

Other expense
Interest	28,707	13,136

Income before taxes	3,360	49,535

Benefit (provision) for income taxes	2,654	(7,486)

Net income	$6,014	$42,049

The accompanying notes are an integral part of these finanial statements.

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 and 2008

				Stock
	Common Stock		Additional	Subscriptions	(Accumulated Deficit)
	Shares	Amount	Paid In Capital	Receivable	Retained Earnings	Total

Balance, January 1, 2008	1,000	$100,000	$-	$(100,000)	$(23,841)	$(23,841)

Capital Contributions	-	-	12,684	-	-	12,684

Subscriptions paid	-	-	-	24,000	-	24,000

Net income	-	-	-	-	42,049	42,049

Balance, December 31, 2008	1,000	100,000	12,684	(76,000)	18,208	54,892

Capital Contributions	-	-	4,064	-	-	4,064

Net income	-	-	-	-	6,014	6,014

Balance, December 31, 2009	1,000	$100,000	$16,748	$(76,000)	$24,222	$64,970

The accompanying notes are an integral part of these finanial statements.

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,014	$42,049
Adjustments to reconcile net income to net cash
used by operating activities:
Imputed interest expense on related party loan	4,064	12,684
Bad debt expense	5,125	8,913
Deferred income tax (benefit) expense	(4,600)	7,486
Depreciation expense	19,156	13,929
Changes in operating assets and liabilities:
Accounts receivable	7,052	(44,388)
Inventory	(160,345)	(86,752)
Prepaid expenses	112	1,447
Licenses and security deposit	(9,000)	-
Accounts payable and accrued expenses	8,003	30,004

NET CASH USED BY OPERATING ACTIVITIES	(124,419)	(14,628)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,326)	(28,936)

NET CASH USED BY INVESTING ACTIVITIES	(8,326)	(28,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock subscriptions receivable	-	24,000
Proceeds from loans and notes payable - related parties	209,293	19,407
Payment of loans and notes payable - related parties	(18,867)	-
Payment of capital lease obligations	(52,931)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	137,495	43,407

NET INCREASE (DECREASE) IN CASH	4,750	(157)

CASH - Beginning	-	157

CASH - Ending	$4,750	$-

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$11,637	$-

Non-cash investing and financing activities -
Purchase of equipment through capital lease obligations	$279,072	$-
Related party loan interest converted to additional
paid in capital	$4,064	$12,684

The accompanying notes are an integral part of these finanial statements.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Internal Fixation Systems, Inc. ("the Company") was organized and incorporated under the laws of the State of Florida in 2006, with operations commencing during 2007. The Company's headquarters are located in Medley, Florida, where it conducts the majority of its operations. The Company is principally engaged in manufacturing a full range of generically priced FDA approved orthopedic and podiatric surgical implants intended for small bone fixation – extremity surgery.

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Subtopic 105-10, Generally Accepted Accounting Principles ("FASB ASC 105-10").  This Standard establishes an integrated source of existing authoritative accounting principles to be applied by all non-governmental entities and is effective for interim and annual periods ending after September 15, 2009.  The adoption of FASB ASC 105-10 by the Company did not have a material impact on the financial statements and only resulted in modifications in accounting reference in the footnotes and disclosures.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since these instruments bear market rates of interest.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  The Company maintains deposits in a South Florida financial institution, which is insured by the U.S. Federal Deposit Insurance Corporation ("FDIC").

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts.  The allowance is based on management's estimate of the amount of accounts receivable that will actually be collected.  Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is remote.

Inventory

The Company’s inventory consists primarily of raw materials, manufactured and purchased finished goods available for sale. Inventory is valued at the lower of cost or market determined by the weighted average method.  Inventory that we estimate will not be sold within the next business cycle is considered non-current inventory.

Property and Equipment

Property and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred with improvements and betterments capitalized. Upon disposition, original asset cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized. Depreciation expense is computed using the straight-line method over related assets estimated useful lives for financial statement purposes.  All of the assets in service have a 5 year estimated useful life.

Intangible Asset

The Company capitalizes costs associated with legal fees paid in connection with obtaining approval of the Food and Drug Administration (FDA) for the sale of the medical devices.  The license is valid indefinitely.  Total fees paid through December 31, 2009 and 2008 were $7,991 and $7,991, respectively.  As cash flows are expected to continue indefinitely, in accordance with ASC 350, the license is determined to have an indefinite useful life.

Impairment of Long-Lived Assets

The Company reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. Assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. FASB ASC 350, Goodwill and Other Intangibles Assets, (“ASC 350") addresses the accounting for goodwill and other intangible assets. Under ASC 350, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment, or sooner if there is an indication of impairment.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Lease Obligations

Certain long-term lease transactions relating to the financing of equipment are accounted for as capital leases. Capital lease obligations reflect the present value of future rental payments, less an interest amount implicit in the lease.

A corresponding amount is capitalized as property and equipment, and depreciated over the individual asset’s estimated useful life.

Revenue and Cost Recognition

The Company recognizes a sale and related cost of sale when products are either shipped to surgical centers or upon notification of product usage from on-site and/or Company sales representative. Unit costs are determined by an average of annual direct production costs allocated over actual units produced.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $144 and $0 in 2009 and 2008, respectively.

Shipping and Handling Charges

The Company reports shipping and handling fees charged to customers as part of net sales and the associated expense as part of cost of sales.

Income Tax Matters

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to temporary differences in depreciation calculated for book and tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when assets or liabilities are recovered or settled.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the income tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

FASB ASC Topic 740 (formerly known as FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109), clarifies the accounting and recognition for income tax positions taken or expected to be taken in the Company's income tax returns was adopted by the Company in 2009.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s tax positions remain subject to examination by major tax jurisdictions for the years 2009, 2008 and 2007. As of December 31, 2009, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

NOTE 2.        INVENTORY

The Company’s inventory consists primarily of a full range of finished cannulated screws, purchased guide wires and tools for use in surgical operations and also includes a nominal amount of raw materials, in total amounting to $352,049 and $191,704 as of December 31, 2009 and 2008, respectively.  A portion of the Company’s inventory is maintained at selected customer surgery centers as well as with travelling sales representatives.  As of December 31, 2009, $230,465 of inventory is classified as non-current, as the amount is not expected to be sold in the next business cycle.

NOTE 3.        PROPERTY AND EQUIPMENT

Property and equipment, which is recorded at cost, consisted of the following:

	2009	2008
Manufacturing equipment	$51,848	$43,522
Assets to be placed into service - manufacturing equipment	279,071	-
Office equipment and software	7,968	7,968
Leasehold improvements	13,818	13,818
Inventory delivery trays	18,704	18,704
	371,409	84,012
Accumulated depreciation	(37,536)	(18,379)
	$333,873	$65,631

Assets to be placed into service include manufacturing equipment and inventory delivery trays which have estimated useful lives of 5 years.

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 were $19,156 and $13,929, respectively.  The portions of these amounts included within Cost of Goods Sold for the years ended December 31, 2009 and 2008 were $14,406 and $8,366, respectively.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 4.        COMMITMENTS AND CONTINGENCIES

Operating leases

The Company entered into non-cancelable sub-lease agreements with a former shareholder for its commercial operating facilities, located in Medley, Florida, and for certain manufacturing equipment. These sub-leases were executed during June 2009, in connection with this shareholder’s separation from the Company. Prior to such separation, the former shareholder contributed monthly rental value of the premises as they are contained within the larger space utilized and leased to his 100% owned company. The facilities sub-lease term continues through March 2011 at the rate of $3,000 monthly, plus a proportionate share of tenant expenses.

The master equipment lease began during 2007 and continues through March 2012. The Company has been making required monthly payments of $5,661 without formal agreement, however beginning June 2009 this arrangement was formalized and will continue concurrently with the master lease. The Company is required to provide insurance and pay property taxes allocated to the sub-leased equipment.

Sub-lease expenditures under these agreements amounted to $88,927 and $37,796 for the years ended December 31, 2009 and 2008, respectively.

The following is a schedule of future minimum lease payments required under these sub-leases agreements as of December 31, 2009:

Amount
2010	$103,932
2011	76,932
2012	16,983
$197,847

Capital lease obligations

The Company leased manufacturing equipment under capital leases with terms extending through 2014. The cost of such equipment, which was placed in service during 2010, was $279,072. No depreciation was charged for this equipment in the accompanying statements of income.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 4.        COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum payments required under capital leases are as follows:

Amount
2010	$62,030
2011	57,258
2012	57,258
2013	57,258
2014	30,647
264,451
Less amounts representing interest	(38,310)
Present value of minimum lease payments	226,141
Less: current portion	(45,740)
Capital lease obligations, net of current portion	$180,401

Assets acquired under these capital leases are presented in property and equipment in the accompanying balance sheets.

Contingencies

The Company is periodically subject to claims and lawsuits arising in the ordinary course of business. At the time and to the extent liability is determined probable, litigation claims are recorded in the accompanying financial statements.

NOTE 5.        LOANS AND NOTES PAYABLE – RELATED PARTIES

From its inception, a now-former shareholder, through his 100% owned company, advanced funds without stated interest to cover operating and product development costs for the Company. Certain repayments were made, leaving an unpaid and unsecured balance of $185,000 at December 31, 2008. In connection with this shareholder’s agreement to separate from the Company, dated June 2009 and including execution of certain sub-lease agreements, the above outstanding loan was formalized into an amortizing promissory note, payable $3,577 monthly, including annual interest at 6%, maturing May, 2014. Annual maturities of this note are as follows: 2010 - $36,826, 2011 - $36,152, 2012 - $38,353, 2013 - $40,689 and 2014 - $14,112. Interest was imputed on these advances for the year 2008 and period of 2009 before separation in the amounts of $12,684 and $4,064, respectively, with such amounts converted to additional paid in capital.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 5.        LOANS AND NOTES PAYABLE – RELATED PARTIES (Continued)

During 2008 and 2009, another Company shareholder advanced unsecured, interest-bearing funds, at 12% per annum. Advances from the shareholder were $209,293 and $19,407 during 2009 and 2008, respectively. During December 2009, $100,000 was formalized into an unsecured, convertible promissory note with interest at 9%. The principal and any accrued interest are expected to be repaid during the year ended December 31, 2010, unless fully converted into shares of the company. Accordingly, these balances are reported in current liabilities in the accompanying balance sheets.

NOTE  6.       RELATED PARTY TRANSACTIONS

As disclosed elsewhere, current and former shareholders made various advances and loans to the Company. The Company subleases facilities and equipment from related parties, under which the Company paid and recorded expenses of approximately $89,000 and $38,000, respectively.

Additionally, a significant portion of product sales were made to a South Florida surgical center where two current shareholders have had financial interests. Sales to this center, at prices similar to other customers, amounted to $75,612 and $92,685 for the years 2009 and 2008, respectively.

Several shareholders, both current and former, have provided personal services or contributed facilities at no expense to the Company. These contributions have not been valued and, accordingly, are not reported in the accompanying financial statements. One current shareholder earned commissions amounting to $51,600 for his sales activities during 2008, prior to the Company engaging independent sales personnel.

NOTE  7.       INCOME TAXES

The components of income taxes are as follows:

	Benefit (provision)
	2009	2008
Current - federal	$(1,612)	$-
- state	(334)	-
	$(1,946)	$-

Deferred - federal	$3,927	$(6,391)
- state	673	(1,095)
	$4,600	$(7,486)

Benefit (net provision) for income taxes	$2,654	$(7,486)

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE  7.       INCOME TAXES (Continued)

The reconciliation of income tax (benefit) expense computed at the Federal statutory tax rate to the provision for income taxes is as follows::

	2009	2008
Tax (benefit) expense at the statutory rate	$(2,315)	$6,390
State income tax (benefit) expense, net of federal benefit	(338)	1,095
	$(2,653)	$7,485
Effective tax rate	20.5%	20.5%

The tax effects of significant items that give rise to deferred taxes are:

	2009	2008
Deferred tax assets:
Net operating losses	$-	$4,403
Bad debt reserve	4,962	3,418
	$4,962	$7,821
Deferred tax liability:
Accumulated depreciation	$13,656	$21,115

It is expected that all deductible temporary differences and taxable temporary differences will reverse and that net operating losses will be utilized in future years; therefore, no valuation allowance is needed.  A combined (federal and state) tax rate, with a maximum of 39.5%, was used to calculate the deferred tax asset presented in the accompanying balance sheets.

At December 31, 2008, the Company had a net operating loss carry-forward totaling approximately $12,000 which was utilized fully in 2009.

Consistent with the provisions of ASC Topic 740, “Income Taxes,” the Company regularly estimates its ability to recover deferred tax assets and establishes a valuation allowance against deferred tax assets that is  determined to be “more-likely-than not” recoverable.  This evaluation considers several factors, including an estimate of the likelihood of generating sufficient taxable income in future periods over which temporary differences reverse, the expected reversal of deferred tax liabilities, past and projected taxable income and available tax planning strategies.  As of December 31, 2009, management believes that it is more-likely-than not that the results of future operations will generate sufficient taxable income to realize the net amount of our deferred tax assets over the periods during which temporary differences reverse.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE  7.       INCOME TAXES (Continued)

The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”).  FASB Statement No. 109 has been codified in ASC Topic 740[-10].  ASC Topic 740[-10] contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC Topic 740[-10].  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.  The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.  ASC Topic 740[-10] did not result in any adjustment to the Company’s provision for income taxes.

NOTE  8.       CONCENTRATION AND CREDIT RISK

During 2009 and 2008, the Company had revenues from two significant customers, each of which exceeded 10% of the Company’s total revenues. These revenues amounted to $108,000 and $118,000 for the years ended December 31, 2009 and 2008, respectively.

The Company extends credit to its customers in the normal course of business and generally requires no collateral on such credit sales.

NOTE 9.        SUBSEQUENT EVENTS

The date to which events occurring after December 31, 2009, the date of the most recent balance sheet, have been evaluated for possible adjustment to the financial statements or disclosure is August 17, 2010 which is the date on which the financial statements were available to be issued.

During January 2010, a Company shareholder’s previously advanced funds were formalized into an unsecured convertible note payable in the amount of $125,000. Principal and any accrued interest are payable by November 15, 2010. Interest will be paid and compounded quarterly at an annual percentage rate of 9%.

At various dates through September 2010, interest-bearing bridge loan funding was provided to the Company by thirty individuals, in varying amounts, totaling approximately $800,000.  Along with each loan, the Company issued one share of common stock for each one dollar of principal amount of the loan.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling securityholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$52.00
Accounting fees and expenses	25,000.00
Legal fees and expenses	$50,000.00
Printing and related expenses	$5,000.00
Transfer agent fees and expenses	2,000.00
Miscellaneous	2,948.00
Total	$85,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Section 607.0850 of Florida Business Corporation Act and our Bylaws, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Section 607.0850 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Bylaws obligate us to indemnify our directors and officers to the fullest extent permitted under Florida law. Additionally, our Bylaws grant us the authority to the maximum extent permitted by Florida law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold since inception, other than the securities issued to our initial shareholders  in connection with our formation and initial funding.  We did not pay any commissions in connection with any of these sales.

From February 2010 through July 2010, we issued 644,500 shares of our common stock to 28 investors as part of a bridge loan.  The promissory notes issued in connection with the bridge loan bear interest at an annual rate of 9% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note.    These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010 we issued warrants exercisable for 100,000 shares of common stock at an exercise price of $.20 per share to one individual as part of a bridge loan.  The warrants expire in March 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering

In May 2010, we issued 1,520,000 shares to 4 individual investors for consideration of $76,000.    These shares were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the common stock did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In May 2010, we issued 480,000 shares to 1 individual in exchange for services.  These shares were issued in reliance upon Section 4(2) of the Act. The offering and sale of the common stock did not involve a public offering.  This offering was done with no general solicitation or advertising.   The offering was made to an insubstantial number of persons. In addition, the  investor had the necessary investment intent as required by Section 4(2) since he agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In August 2010 we issued warrants exercisable for 225,000 shares of common stock at an exercise price of $.20 per share as part of a loan.  The warrants expire on October 1, 2012. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010, we issued 155,500 shares to 44 individual investors for consideration of $57,500.    These shares were issued in reliance upon Section 4(2) of the Act and Regulation D promulgated thereunder.  The offering and sale of the common stock did not involve a public offering and the conditions to Regulation D were met. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010 we issued options exercisable for an aggregate of 985,000 shares of  our common stock to 9 employees and consultants.  All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 are exercisable at an exercise price of  $1.00 per share. Of such options, options exercisable for (i) 150,000 share of our common stock expire on October 1, 2012,(ii) 100,000 shares of our common stock expire on March 15, 2013, (iii) 610,000 shares of our common stock expire on October 1, 2013 and (iv) 125,000 shares of our common stock expire on January 14, 2015. These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In October 2010, we issued options exercisable for 235,000 shares of common stock at an exercise price ranging from $.20 to $1.00 to 8 employees and consultants for services rendered. The options expire at various dates from October 2012 until January 2015.  These securities were issued in reliance upon Section 4(2) of the Act.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.  The offering was made to an insubstantial number of persons. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

ITEM 16. EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation (1)

3.2	Articles of Amendment (1)

3.3	By-Laws (1)

4.1	Form of Bridge Note (1)

5.1	Opinion of Gracin & Marlow, LLP (2)

10.1	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Stephen Dresnick (1)

10.2	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Laura Cattabriga (1)

10.3	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Alberto Ruiz (1)

10.4	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Christopher Endara (1)

10.5	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Kenneth C. West (1)

10.6	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Matt Endara (1)

10.7	Shareholder’s Agreement dated May 15, 2009 by and among Internal Fixation Systems, Inc., Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Dr. Stephen Dresnick.(1)

23.1	Consent of Mallah Furman & Co.(1)

23.2	Consent of Gracin & Marlow, LLP (included in exhibit 5.1)(2)
___________________________________

(1)	Filed herewith
(2)	To be filed by amendment

ITEM 28. UNDERTAKINGS

A. Rule 415 Offering

We will:

(1)   File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in South Miami, Florida, on October 19, 2010.

INTERNAL FIXATION SYSTEMS, INC.

/s/ Stephen Dresnick
Stephen Dresnick, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Dresnick	Chairman and Chief Executive Officer	October 19, 2010
Stephen Dresnick	(Principal Executive Officer)

/s/ Laura Cattabriga	Chief Financial Officer	October 19, 2010
Laura Cattabriga	(Principal Accounting Officer)